Exhibit 10.1

EXECUTION VERSION

Published CUSIP Numbers:

Deal: 98956EAH09

Revolver: 98956EAJ6

CREDIT AGREEMENT

Dated as of September 18, 2020

among

ZIMMER BIOMET HOLDINGS, INC.,

BANK OF AMERICA, N.A.,

as Administrative Agent,

BARCLAYS BANK PLC,

BNP PARIBAS,

CITIBANK, N.A.,

CREDIT SUISSE LOAN FUNDING LLC,

DNB CAPITAL LLC,

GOLDMAN SACHS BANK USA,

HSBC BANK USA, N.A.,

JPMORGAN CHASE BANK, N.A.,

MIZUHO BANK, LTD.,

MUFG BANK, LTD.,

ROYAL BANK OF CANADA,

and

SUMITOMO MITSUI BANKING CORPORATION,

as Syndication Agents,

and

THE OTHER LENDERS PARTY HERETO

BOFA SECURITIES, INC.,

BARCLAYS BANK PLC,

BNP PARIBAS SECURITIES CORP.,

CITIBANK, N.A.,

CREDIT SUISSE LOAN FUNDING LLC,

DNB CAPITAL LLC,

GOLDMAN SACHS BANK USA,

HSBC SECURITIES (USA), INC.,

JPMORGAN CHASE BANK, N.A.,

MIZUHO BANK, LTD.,

MUFG BANK, LTD.,

RBC CAPITAL MARKETS,

and

SUMITOMO MITSUI BANKING CORPORATION,

as Joint Lead Arrangers and Joint Bookrunners

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ii

ANNEX:

Annex I	Pricing Grid

SCHEDULES:

Schedule 1.01	Existing Japanese Debt
Schedule 2.01	Commitments
Schedule 7.02	Existing Liens

EXHIBITS:

Exhibit A	Form of Borrowing Request
Exhibit B	Form of Assignment and Assumption
Exhibit C	Form of Interest Election Request
Exhibit D-1	Form of U.S. Tax Compliance Certificate for Non-U.S. Lenders that are not Partnerships for U.S. Federal Income Tax Purposes
Exhibit D-2	Form of U.S. Tax Compliance Certificate for Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes
Exhibit D-3	Form of U.S. Tax Compliance Certificate for Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes
Exhibit D-4	Form of U.S. Tax Compliance Certificate for Non-U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes

i

CREDIT AGREEMENT dated as of September 18, 2020 (as amended and in effect from time to time, this “Agreement”), among ZIMMER BIOMET HOLDINGS, INC., a Delaware corporation (the “Borrower”), the LENDERS party hereto, and BANK OF AMERICA, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

The Borrower has requested that the Lenders, on the terms and subject to the conditions herein set forth, extend credit to the Borrower in the form of Loans from time to time prior to the Maturity Date in an aggregate principal amount not in excess of $1,000,000,000 at any time outstanding.

The proceeds of the Loans shall be used to repay Debt outstanding under the Existing Credit Agreement and for general corporate purposes.

Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01.    Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“2019 JPMorgan Credit Agreement” shall mean that certain Credit Agreement dated as of November 1, 2019 among the Borrower, Zimmer Biomet G.K., a company organized under the laws of Japan, as the initial Japanese borrower, Zimmer Luxembourg II S.À.R.L., a company organized under the laws of Luxembourg, inclusive of its Winterthur Branch, as the Luxembourg borrower, the other borrowing subsidiaries party thereto, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent for the lenders, JPMorgan Chase Bank, N.A., Tokyo Branch, as administrative agent for the Japanese lenders, and J.P. Morgan Europe Limited, as administrative agent for the European lenders.

“ABR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Additional Amount” shall have the meaning set forth in Section 3.11(a).

“Adjustment” shall have the meaning set forth in Section 3.08(c)(ii).

“Administrative Agent” shall mean Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” shall mean the Administrative Agent’s address and, as appropriate, account as set forth in Section 10.01, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” shall mean an administrative questionnaire in the form supplied by the Administrative Agent.

“Affected Financial Institution” shall mean (a) any EEA Financial Institution, or (b) any UK Financial Institution.

“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” shall have the meaning set forth in Section 10.01(c).

“Aggregate Commitments” shall mean, at any time, the Commitments of all the Lenders at such time.

“Agreement” shall have the meaning set forth in the preamble.

“Alternate Base Rate” shall mean, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1⁄2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) the Eurodollar Rate plus 1.00%; provided, that, if such rate shall be less than zero such rate shall be deemed to be zero. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 3.08, then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Affiliates from time to time concerning or relating to bribery, corruption or money laundering, including the United States Foreign Corrupt Practices Act of 1977 and the UK Bribery Act of 2010 (and any regulations promulgated thereunder).

“Applicable Margin” shall mean, for each Loan, the applicable rate per annum determined pursuant to the Pricing Grid.

“Applicable Percentage” shall mean, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time. If the Commitment of each Lender has been terminated pursuant to Article VIII or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments and to any Lender’s status as a Defaulting Lender at the time of determination. The Applicable Percentage of each Lender is set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Approved Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” shall mean each of BofA Securities, Barclays Bank PLC, BNP Paribas Securities Corp., Citibank, N.A., Credit Suisse Loan Funding LLC, DNB Capital LLC, Goldman Sachs Bank USA, HSBC Securities (USA), Inc., JPMorgan Chase Bank, N.A., Mizuho Bank, Ltd., MUFG Bank, Ltd., RBC Capital Markets and Sumitomo Mitsui Banking Corporation, in each case in their respective capacities as a joint lead arranger and a joint bookrunner.

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an Eligible Assignee in the form of Exhibit B, or such other form as shall be approved by the Administrative Agent (including electronic documentation generated by use of an electronic platform).

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank of America” shall mean Bank of America, N.A. and its successors.

“Bankruptcy Event” shall mean, with respect to any Person, that such Person has become the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof; provided, that, a Bankruptcy Event shall not result solely by virtue of (a) any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority so long as such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person or (b) an Undisclosed Administration.

“Basis Point” shall have the meaning set forth in Annex I.

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” shall mean, with respect to any Person, an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such Person.

“BofA Securities” shall mean BofA Securities, Inc.

“Borrower” has the meaning set forth in the introductory paragraph hereto.

“Borrowing” shall mean Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” shall mean a request by the Borrower for a Borrowing in accordance with Section 2.03, which shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system), appropriately completed and signed by a Financial Officer.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Loan, means any such day that is also a London Banking Day.

“Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are, subject to Section 1.04, required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person, and any option, warrant or other right entitling the holder thereof to purchase or otherwise acquire any such equity interest (other than, prior to the date of conversion, Debt that is convertible into any such equity interest).

“Cash Equivalents” shall mean (a) marketable direct obligations issued by, or unconditionally guaranteed or insured by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits, bankers’ acceptances or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof whose short-term commercial paper rating at the time of acquisition is at least B or the equivalent thereof by Fitch IBCA, A-3 or the equivalent thereof by S&P, or P-3 or the equivalent thereof by Moody’s; (c) commercial paper of an issuer rated at least A-2 or the equivalent thereof at the time of acquisition by S&P or at least P-2 or the equivalent thereof at the time of acquisition by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities or marketable direct obligations with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

A “Change in Control” shall be deemed to have occurred if (a) any Person or group of Persons (other than (i) the Borrower, (ii) any Subsidiary or (iii) any employee or director benefit plan or stock plan of the Borrower or a Subsidiary or any trustee or fiduciary with respect to any such plan when acting in that capacity or any trust related to any such plan) shall have acquired beneficial ownership of shares representing more than 35% of the combined voting power represented by the outstanding Voting Stock of the Borrower (within the meaning of Section 13(d) or 14(d) of the Exchange Act and the applicable rules and regulations thereunder) or (b) during any period of 12 consecutive months, commencing before and ending after, or commencing after, the Effective Date, individuals who on the first day of such period were directors of the Borrower (together with any replacement or additional directors who were nominated or elected by a majority of directors then in office or approved prior to their election by a majority of directors then in office) cease to constitute a majority of the board of directors of the Borrower.

“Change in Law” shall mean (a) the adoption or taking effect of any law, rule, regulation or treaty after the Effective Date, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority after the Effective Date or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) of any Governmental Authority after the Effective Date; provided, that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, in each case shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commitment” shall mean, as to each Lender, its obligation to make Loans to the Borrower pursuant to Section 2.01 in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The amount of the Aggregate Commitments on the Effective Date is $1,000,000,000.

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” shall mean, for any period, (a) Consolidated Net Income for such period; plus (b) without duplication and to the extent reflected as a charge in such Consolidated Net Income for such period, the sum of: (i) income tax expense, (ii) interest expense (including imputed interest on Capital Lease Obligations), amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Debt (including the Loans), and commissions, discounts and other fees and charges with respect to letters of credit, bankers’ acceptance financing and receivables financings, (iii) depreciation and amortization expense, including amortization of intangibles (including goodwill) and organization costs, (iv) any extraordinary, unusual or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of earnings for such period, losses on sales of assets outside of the ordinary course of business), (v) any non-cash expenses relating to stock option exercises, (vi) any other non-cash charges, and (vii) (A) any charges, costs, expenses, accruals or reserves incurred pursuant to any management equity plan, profits interest or stock option plan, any equity-based compensation or equity-based incentive plan, or any other management or employee benefit plan, agreement or pension plan and (B) any charges, costs, expenses, accruals or reserves in connection with the rollover, acceleration or payout of Capital Stock of the Borrower held by management of the Borrower or any of its Subsidiaries; and minus (c) without duplication and to the extent included in such Consolidated Net Income for such period, the sum of: (i) interest income, (ii) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of earnings for such period, gains on the sales of assets outside of the ordinary course of business) and (iii) any other non-cash income, all as determined on a consolidated basis for the Borrower and its consolidated Subsidiaries. For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the Consolidated Leverage Ratio, (x) if at any time during such Reference Period the Borrower or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (y) if during such Reference Period the Borrower or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period. As used in this definition, “Material Acquisition” shall mean any acquisition of property or series of related acquisitions of property that (1) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the Capital Stock of a Person and (2) involves the payment of consideration by the Borrower and its Subsidiaries in excess of $250,000,000; and “Material Disposition” shall mean any disposition of property or series of related dispositions of property that yields gross proceeds to the Borrower or any of its Subsidiaries in excess of $250,000,000.

“Consolidated Leverage Ratio” shall mean, as at the last day of any period, the ratio of: (a) the sum of (i) Consolidated Total Debt as of such day, plus (ii) to the extent not included in the definition of Consolidated Total Debt, the aggregate amount of financing, to the extent in excess of $300,000,000, provided by third parties in connection with Permitted Receivables Securitizations as of such day to (b) Consolidated EBITDA for such period.

“Consolidated Net Income” shall mean, for any period, the consolidated net income (or loss) of the Borrower and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided, that, there shall be excluded, without duplication: (a) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions, and (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation.

“Consolidated Net Tangible Assets” shall mean, as of any date, the total assets (less applicable reserves and other properly deductible items) after deducting (a) all current liabilities (excluding the amount of those liabilities which are by their terms extendable or renewable at the option of the obligor to a date more than 12 months after the date as of which the amount is being determined) and (b) all goodwill, tradenames, trademarks, patents, unamortized debt discount and expense and other intangible assets, all as set forth on the most recent balance sheet of the Borrower and its consolidated Subsidiaries and determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Debt” shall mean, as of any date, (a) the aggregate principal amount of all third-party Debt for borrowed money (including purchase money Debt), unreimbursed drawings under letters of credit, Capital Lease Obligations and third-party Debt obligations evidenced by notes, bonds, debentures or similar instruments, in each case of the Borrower and its Subsidiaries outstanding as of such date that would be reflected on a consolidated balance sheet of the Borrower prepared as of such date on a consolidated basis in accordance with GAAP, minus (b) up to $200,000,000 (or, for any calculation of the

Consolidated Leverage Ratio for any Test Period ending during the period from the Effective Date through and including March 31, 2021, $500,000,000) of cash and Cash Equivalents held in the United States by the Borrower and its Domestic Wholly Owned Subsidiaries as of such date; provided, that, such cash and Cash Equivalents are free of any Liens (other than Liens referred to in Section 7.02(o)).

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Covered Entity” shall mean any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” shall have the meaning set forth in Section 10.20.

“Credit Party” shall mean the Administrative Agent and each Lender.

“Debt” of any Person, shall mean, without duplication, (a) all obligations of such Person represented by notes, bonds, debentures or similar evidences of indebtedness, (b) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services other than, in the case of any such deferred purchase price, on normal trade terms, (c) all rental obligations of such Person as lessee under leases that are Capital Lease Obligations, (d) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations, contingent or otherwise, of such Person as an account party or applicant under or in respect of bankers’ acceptances, letters of credit, surety bonds or similar arrangements, (f) the liquidation value of all preferred capital stock of such Person which is redeemable at the option of the holder thereof or which may become (by scheduled or mandatory redemption) due within one year of the Maturity Date, (g) all Guarantees of such Person in respect of obligations of any other Person of the kind referred to in clauses (a) through (f) above, (h) all obligations of the kind referred to in clauses (a) through (g) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation and (i) for the purposes of clause (f) of Article VIII only, all obligations of such Person in respect of Hedge Agreements. The Debt of any Person shall include Debt of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Debt expressly provide that such Person is not liable therefor.

“Default” shall mean any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Right” shall have the meaning set forth in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” shall mean any Lender that: (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans or (ii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified in such writing, including, if applicable, by reference to a specific Default) has not been satisfied; (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent to funding (specifically identified in such writing, including, if applicable, by reference to a specific Default) cannot be satisfied) or generally under other agreements in which it commits to extend credit; (c) has failed, within three Business Days after a written request by the Administrative Agent, made in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans; provided, that, such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt by the Administrative Agent of such certification in form and substance reasonably satisfactory to it; (d) has become the subject of a Bankruptcy Event; or (e) has become, or has a Lender Parent that has become, the subject of a Bail-In Action.

“Dollars” or “$” shall mean lawful money of the United States.

“Domestic Subsidiary” shall mean a Subsidiary that is incorporated or organized under the laws of the United States or any state or political subdivision thereof.

“Domestic Wholly Owned Subsidiary” shall mean a Wholly Owned Subsidiary that is a Domestic Subsidiary.

“EEA Financial Institution” shall mean (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” shall mean September 18, 2020.

“Eligible Assignee” shall mean (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person, other than, in each case, a natural person, a Defaulting Lender or the Borrower or any Subsidiary or other Affiliate of the Borrower.

“Environmental and Safety Laws” shall mean any and all applicable current and future treaties, laws (including common law), regulations, enforceable requirements, binding determinations, orders, decrees, judgments, injunctions, permits, approvals, authorizations, licenses, permissions, or binding agreements issued, promulgated or entered by any Governmental Authority, relating to the environment, to employee health or safety as it pertains to the use or handling of, or exposure to, any Hazardous Substance, to preservation or reclamation of natural resources or to the management, release or threatened release of any Hazardous Substance, including the Hazardous Materials Transportation Act, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984, the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, the Clean Air Act of 1970, as amended, the Toxic Substances Control Act of 1976, the Occupational Safety and Health Act of 1970, as amended, the Emergency Planning and Community Right-to-Know Act of 1986, the Safe Drinking Water Act of 1974, as amended, any similar or implementing state law, all amendments of any of them, and any regulations promulgated under any of them.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 or ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Termination Event” shall mean (a) a “Reportable Event” described in Section 4043 of ERISA and the regulations issued thereunder (other than a “Reportable Event” not subject to the provision for 30-day notice to the PBGC under such regulations), (b) the withdrawal of the Borrower or any of its ERISA Affiliates from a “single employer” Plan during a plan year in which it was a “substantial employer”, both of such terms as defined in Section 4001(a) of ERISA, (c) the incurrence of liability under Title IV of ERISA with respect to the termination of a Plan, (d) the institution of proceedings to terminate a Plan by the PBGC, (e) the receipt by the Borrower or any ERISA Affiliate of any notice (whether or not written) from the PBGC of any event or condition which the PBGC asserts is reasonably likely to constitute grounds under Section 4042 of ERISA to terminate, or to appoint a trustee to administer, any Plan or (f) the partial or complete withdrawal of the Borrower or any ERISA Affiliate from, or the Insolvency of, a Multiemployer Plan.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to clause (a) of the definition of “Eurodollar Rate.”

“Eurodollar Rate” shall mean:

(a)    for any Interest Period with respect to a Eurodollar Loan, the rate per annum equal to the London Interbank Offered Rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such Interest Period (“LIBOR”) as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at or about 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and

(b)    for any interest calculation with respect to an ABR Loan on any date, the rate per annum equal to LIBOR, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time), at or about 11:00 a.m., London time, two (2) Business Days prior to such date for Dollar deposits with a term of one month commencing that day;

provided, that, if the Eurodollar Rate shall be less than 0.25%, such rate shall be deemed 0.25% for purposes of this Agreement.

“Event of Default” shall have the meaning set forth in Article VIII.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, any United States withholding Taxes described in Section 3.11(j)(i) or Section 3.11(j)(ii) imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.11(h) and 3.11(i), and (d) any withholding Taxes imposed under FATCA.

“Existing Credit Agreement” shall mean that certain Credit Agreement, dated as of April 23, 2020, by and among the Borrower, the lenders party thereto, and Bank of America, in its capacity as the administrative agent.

“FATCA” shall mean Section 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

“Federal Funds Rate” shall mean, for any day, the rate per annum calculated by the NYFRB based on such day’s federal funds transactions by depository institutions, as determined in such manner as shall be set forth on the NYFRB’s public website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided, that, if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Fee Letter” shall mean the fee letter agreement dated August 18, 2020, among the Borrower, Bank of America and BofA Securities.

“Financial Officer” of the Borrower shall mean (a) the chief financial officer, principal accounting officer, vice president of finance, controller or treasurer of the Borrower, (b) solely for purposes of the delivery of secretary’s certificates and incumbency certificates, the secretary or any assistant secretary of the Borrower and (c) solely for purposes of notices given pursuant to Article II, any other officer or employee of the Borrower so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the Borrower designated in or pursuant to an agreement between the Borrower and the Administrative Agent. Any document delivered hereunder that is signed by a Financial Officer shall be conclusively presumed to have been authorized by all necessary corporate action on the part of the Borrower and such Financial Officer shall be conclusively presumed to have acted on behalf of the Borrower.

“GAAP” shall mean generally accepted accounting principles in the United States, as in effect, subject to Section 1.04, from time to time.

“Governmental Authority” shall mean the government of any nation, including, but not limited to, the United States, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies exercising such powers or functions, such as the European Union or the European Central Bank).

“Group Member” shall mean the Borrower or any Subsidiary.

“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Debt or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Debt or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Debt or obligation; provided, that, the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Substances” shall mean any toxic, radioactive, mutagenic, carcinogenic, noxious, caustic or otherwise hazardous substance, material or waste, including petroleum, its derivatives, by-products and other hydrocarbons, including polychlorinated biphenyls, asbestos or asbestos-containing material, and any substance, waste or material regulated or that could reasonably be expected to result in liability under Environmental and Safety Laws.

“Hedge Agreements” shall mean all interest rate swaps, caps or collar agreements, foreign exchange transactions or other arrangements dealing with interest rates or currency exchange rates or the exchange of nominal interest obligations or foreign currencies, either generally or under specific contingencies.

“Impacted Loans” shall have the meaning specified in Section 3.08(a).

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Indemnitee” shall have the meaning set forth in Section 10.05(b).

“Insolvency” shall mean, with respect to any Multiemployer Plan, the condition that such plan is insolvent within the meaning of Section 4245 of ERISA.

“Interest Election Request” shall mean a request by the Borrower to convert or continue a Borrowing in accordance with Section 3.02, which shall be substantially in the form of Exhibit C or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system), appropriately completed and signed by a Financial Officer.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan, the last day of each March, June, September and December and the Maturity Date, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Borrowing comprised of Loans with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date.

“Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one (1), two (2), three (3) or six (6) (or, with the consent of all Lenders, twelve (12)) months thereafter (or such shorter interest period as may be agreed to by all Lenders), in each case as the Borrower may elect and subject to availability; provided, that, (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“IRS” shall mean the U.S. Internal Revenue Service.

“Japanese Yen” shall mean lawful money of Japan.

“Lender Parent” shall mean, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lenders” shall mean (a) the financial institutions listed on Schedule 2.01 and (b) any Person that has become a party hereto pursuant to an Assignment and Assumption, in each case, other than any Person that has ceased to be a party hereto pursuant to the terms of this Agreement.

“Leverage Increase Period” shall have the meaning set forth in Section 7.04.

“LIBOR” shall have the meaning set forth in the definition of “Eurodollar Rate”.

“LIBOR Screen Rate” shall mean the LIBOR quote on the applicable screen page the Administrative Agent designates to determine LIBOR (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“LIBOR Successor Rate” shall have the meaning set forth in Section 3.08(c)(ii).

“LIBOR Successor Rate Conforming Changes” shall mean, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Alternate Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement).

“Lien” shall mean any mortgage, lien, pledge, encumbrance, charge or security interest.

“Loan” shall have the meaning set forth in Section 2.01.

“Loan Documents” shall mean this Agreement, the Fee Letter, each promissory note held by a Lender pursuant to Section 3.04(e) and any other agreement, instrument or document designated by its terms as a Loan Document.

“London Banking Day” shall mean any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Mandatory Restrictions” shall have the meaning set forth in Section 1.06.

“Margin Regulations” shall mean Regulations T, U and X of the Federal Reserve Board as from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Material Adverse Effect” shall mean a material adverse effect on the business, operations, properties or financial condition of the Borrower and its consolidated Subsidiaries, taken as a whole.

“Maturity Date” shall mean September 17, 2021; provided, that, if such date shall not be a Business Day, then the “Maturity Date” shall be the immediately preceding Business Day.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor to its rating agency business.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“New Lending Office” shall have the meaning set forth in Section 3.11(h).

“Non-U.S. Lender” shall have the meaning set forth in Section 3.11(h).

“NYFRB” shall mean the Federal Reserve Bank of New York.

“OFAC” shall mean the United States Treasury Department Office of Foreign Assets Control.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan Document).

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.13(b)).

“Participant” shall have the meaning set forth in Section 10.04(f).

“Participant Register” shall have the meaning set forth in Section 10.04(g).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Debt” shall mean: (a) Debt of any Subsidiary to any Group Member; (b)(i) Debt of any Subsidiary incurred pursuant to the 2019 JPMorgan Credit Agreement, and (ii) Guarantees by any Subsidiary of Debt of any Subsidiary that is a borrower under the 2019 JPMorgan Credit Agreement; (c) any Debt incurred pursuant to Sale and Leaseback Transactions permitted under Section 7.03; (d) Debt of any Subsidiary as an account party in respect of trade letters of credit, to the extent that such letters of credit are not drawn upon; (e) Debt of any Person existing at the time such Person becomes a Subsidiary; provided, that, such Debt was not created in anticipation of such Person becoming a Subsidiary; (f) Debt secured by any Lien permitted pursuant to Section 7.02(b) or Section 7.02(q); (g) Debt consisting of guarantees of loans made to officers, directors or employees of any Subsidiary; (h) unsecured trade accounts payable and other unsecured current Debt incurred in the ordinary course of business and not more than 120 days past due (but excluding any Debt for borrowed money); (i) any Permitted Receivables Securitization; (j) Debt with respect to surety, appeal and performance bonds obtained by any Subsidiary in the ordinary course of business; (k) Debt owed in respect of any netting services, overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing-house transfers of funds; (l) Debt incurred at a Japanese subsidiary of the Borrower and listed in Schedule 1.01 hereto in an aggregate principal amount (together with any replacements, renewals, refinancings or extensions thereof pursuant to clause (m) below) not to exceed $300,000,000 (or the equivalent thereof in Japanese Yen); and (m) any replacement, renewal, refinancing or extension of any Debt referenced in clause (e) or (1) above that does not exceed the aggregate principal amount (plus associated fees and expenses) of the Debt being replaced, renewed, refinanced or extended (except that accrued and unpaid interest not delinquent in accordance with its terms may be part of any refinancing pursuant to this clause).

“Permitted Receivables Securitization” shall mean the incurrence of Debt in respect of any receivables securitization of the Borrower or any Subsidiary.

“Person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” shall mean any “employee pension benefit plan”, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), subject to the provisions of Title IV or Section 302 of ERISA or Section 412 of the Code that is maintained by the Borrower or any ERISA Affiliate for current or former employees, or any beneficiary thereof, of the Borrower or any ERISA Affiliate.

“Pricing Grid” shall mean the facility fee and Applicable Margin grid set forth in Annex I.

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” shall have the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” shall have the meaning set forth in Section 10.20.

“Qualified Material Acquisition” shall mean any acquisition of all the Capital Stock in a Person, or of all or substantially all the assets of any Person (or of any division or line of business of any Person), by the Borrower or one of its Subsidiaries that, together with any other such acquisition consummated in any single fiscal quarter of the Borrower, involves the incurrence by the Borrower or its Subsidiaries of Debt to finance the acquisition consideration therefor (including refinancing of any Debt of such acquired Person), or assumption by the Borrower or its Subsidiaries of existing Debt of such acquired Person (or such division or line of business), in an aggregate principal amount of $1,000,000,000 or more.

“Rating Agencies” shall mean Moody’s and S&P.

“Ratings” shall have the meaning set forth in Annex I.

“Recipient” shall mean the Administrative Agent and any Lender or any combination thereof (as the context requires).

“Register” shall have the meaning set forth in Section 10.04(d).

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, members, trustees, employees, agents, administrators, managers, representatives and advisors of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” shall mean the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB for the purpose of recommending a benchmark rate to replace LIBOR in loan agreements similar to this Agreement.

“Required Lenders” shall mean, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders at such time. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Lender” shall have the meaning set forth in Section 1.06.

“Revolving Availability Period” shall mean the period from and including the Effective Date to (but excluding) the earlier of the Maturity Date and the date of termination of the Aggregate Commitments in accordance with the terms hereof.

“Revolving Credit Exposure” shall mean, as at any date of determination with respect to any Lender, an amount equal to the aggregate principal amount of such Lender’s outstanding Loans on such date.

“S&P” shall mean S&P Global Ratings, a division of S&P Global Inc., and any successor to its rating agency business.

“Sale and Leaseback Transaction” shall mean any arrangement with any Person pursuant to which the Borrower or any Subsidiary leases any property that has been or is to be sold or transferred by the Borrower or the Subsidiary to such Person, other than (a) temporary leases for a term, including renewals at the option of the lessee, of not more than three years, (b) leases between the Borrower and a Subsidiary or between Subsidiaries, (c) leases of property executed by the time of, or within 12 months after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation, of such property and (d) arrangements pursuant to any provision of law with an effect similar to that under former Section 168(f)(8) of the Internal Revenue Code of 1954.

“Sanctioned Country” shall mean, at any time, a country, region or territory that is itself the subject or target of any Sanctions.

“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom, the State Secretariat for Economic Affairs of Switzerland, the Swiss Directorate of International Law, the Hong Kong Monetary Authority or the Monetary Authority of Singapore, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any Person or Persons described in the preceding clauses (a) and (b).

“Sanctions” shall mean all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom, the State Secretariat for Economic Affairs of Switzerland, the Swiss Directorate of International Law, the Hong Kong Monetary Authority or the Monetary Authority of Singapore.

“Scheduled Unavailability Date” shall have the meaning set forth in Section 3.08(c)(ii).

“SEC” shall mean the Securities and Exchange Commission.

“SOFR”, with respect to any day, shall mean the secured overnight financing rate published for such day by the NYFRB, as the administrator of the benchmark (or a successor administrator) on the NYFRB’s website and that has been selected or recommended by the Relevant Governmental Body.

“SOFR-Based Rate” shall mean SOFR or Term SOFR.

“Specified Provision” shall have the meaning set forth in Section 1.06.

“subsidiary” shall mean, with respect to any Person (the “parent”) at any date, (a) for purposes of Section 7.03 only, any Person the majority of the outstanding Voting Stock of which is owned, directly or indirectly, by the parent or one or more subsidiaries of the parent and (b) for all other purposes under this Agreement, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which Capital Stock representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent.

“Subsidiary” shall mean a subsidiary of the Borrower.

“Supported QFC” shall have the meaning set forth in Section 10.20.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings (including backup withholdings) imposed by any Governmental Authority and all interest, additions to tax, penalties or liabilities with respect thereto.

“Term SOFR” shall mean the forward-looking term rate for any period that is approximately (as determined by the Administrative Agent) as long as any of the Interest Period options set forth in the definition of “Interest Period” and that is based on SOFR and that has been selected or recommended by the Relevant Governmental Body, in each case as published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion.

“Test Period” shall have the meaning set forth in Section 7.04.

“Total Credit Exposure” shall mean, as to any Lender at any time, the unused Commitment of such Lender at such time and the Revolving Credit Exposure of such Lender at such time.

“Transactions” shall mean the execution and delivery by the Borrower of this Agreement, the performance by the Borrower of its obligations hereunder, the borrowings made or to be made hereunder and the use of the proceeds thereof.

“Type”, when used in respect of (a) any Loan, shall refer to whether such Loan is a Eurodollar Loan or an ABR Loan, and (b) any Borrowing, shall refer to whether such Borrowing is comprised of Eurodollar Loans or ABR Loans.

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Undisclosed Administration” shall mean, in relation to a Lender or a Lender Parent, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.

“United States” shall mean the United States of America.

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“U.S. Special Resolution Regimes” shall have the meaning set forth in Section 10.20.

“U.S. Tax Compliance Certificate” shall have the meaning set forth in Section 3.11(h).

“Value” shall mean, with respect to a Sale and Leaseback Transaction, an amount equal to the present value of the lease payments with respect to the term of the lease (reduced by the amount of rental obligations of any sublessee of all or part of the same property) remaining on the date as of which the amount is being determined, without regard to any renewal or extension options contained in the lease, discounted at an interest rate determined by the Borrower at the time of the consummation of such Sale and Leaseback Transaction as long as such interest rate is customary for leases of such type.

“Voting Stock” shall mean, as applied to the Capital Stock of any Person, Capital Stock of any class or classes (however designated) having by the terms thereof ordinary voting power to elect a majority of the members of the board of directors (or other governing body) of such Person other than Capital Stock having such power only by reason of the happening of a contingency.

“Wholly Owned Subsidiary” of any Person shall mean a subsidiary of such Person of which Capital Stock (except for directors’ qualifying shares) representing 100% of the equity is, at the time any determination is being made, owned by such Person or one or more wholly owned subsidiaries of such Person or by such Person and one or more wholly owned subsidiaries of such Person.

“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02.    Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).

SECTION 1.03.    Terms Generally. The definition of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal, tangible and intangible assets and properties, including cash, securities, accounts and contract rights. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders, writs and decrees, of all Governmental Authorities. Except as otherwise expressly provided herein and unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document (including this Agreement and the other Loan Documents) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

SECTION 1.04.    Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, that, if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VII or any related definition or other financial term used herein to eliminate the effect of any change in GAAP or in the application thereof occurring after the Effective Date on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VII or any related definition or other financial term used herein for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP or in the application thereof became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (a) any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Accounting Standards Codification having a similar result or effect) (and related interpretations) to value any Debt of the Borrower or any Subsidiary at “fair value”, as defined therein, (b) any change in accounting for leases pursuant to GAAP resulting from the implementation of Financial Accounting Standards Board ASU No. 2016-02, Leases (Topic 842), to the extent such implementation would require recognition of a lease liability where such lease (or similar arrangement) would not have required a lease liability under GAAP as in effect on December 31, 2015, (c) any treatment of Debt in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) (and related interpretations) to value any such Debt in a reduced or bifurcated manner as described therein, and such Debt shall at all times be valued at the full stated principal amount thereof, and (d) any valuation of Debt below its full stated principal amount as a result of application of Financial Accounting Standards Board Accounting Standards Update No. 2015-03, it being agreed that Debt shall at all times be valued at the full stated principal amount thereof.

SECTION 1.05.    Interest Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurodollar Rate” or with respect to any rate that is an alternative or replacement for or successor to any of such rate (including any LIBOR Successor Rate) or the effect of any of the foregoing, or of any LIBOR Successor Rate Conforming Changes.

SECTION 1.06.    Blocking Regulation. In relation to any Lender that is subject to the regulations referred to below (each, a “Restricted Lender”), any representation, warranty or covenant set forth herein that refers to Sanctions (each, a “Specified Provision”) shall only apply for the benefit of such Restricted Lender to the extent that such Specified Provision would not result in a violation of, conflict with or liability under Council Regulation (EC) 2271/96 (or any law implementing such regulation in any member state of the European Union) or any similar blocking or anti-boycott law in Germany (including, in the case of Germany, section 7 foreign trade rules (Außenwirtschaftsverordnung – AWV) in connection with section 4 paragraph 1 foreign trade law (Außenwirtschaftsgesetz – AWG)) or in the United Kingdom (the “Mandatory Restrictions”). In the event of any consent or direction by Lenders in respect of any Specified Provision of which a Restricted Lender does not have the benefit due to a Mandatory Restriction, then, notwithstanding anything to the contrary in the definition of Required Lenders, for so long as such Restricted Lender shall be subject to a Mandatory Restriction, the Commitment and the Revolving Credit Exposure of such Restricted Lender will be disregarded for the purpose of determining whether the requisite consent of the Lenders has been obtained or direction by the requisite Lenders has been made, it being agreed, however, that, unless, in connection with any such determination, the Administrative Agent shall have received written notice from any Lender stating that such Lender is a Restricted Lender with respect thereto, each Lender shall be presumed, in connection with such determination, not to be a Restricted Lender.

SECTION 1.07.    Divisions.    For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Capital Stock at such time.

ARTICLE II

AMOUNT AND TERMS OF THE COMMITMENTS

SECTION 2.01.    Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make revolving loans (each, a “Loan”) to the Borrower from time to time during the Revolving Availability Period in Dollars in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (b) the sum of the total Revolving Credit Exposures of all of the Lenders exceeding the Aggregate Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans. Loans may be ABR Loans or Eurodollar Loans, as further provided herein; provided, that, any Borrowing made on the Effective Date or any of the three (3) Business Days following the Effective Date shall be made as ABR Loans unless the Borrower delivers a funding indemnity letter reasonably satisfactory to the Administrative Agent not less than three (3) Business Days prior to the date of such Borrowing.

SECTION 2.02.    Loans and Borrowings.

(a)    Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments.

(b)    The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided, that, the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make such Loans as required.

(c)    Subject to Section 3.08, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided, that, any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(d)    At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided, that, any Eurodollar Borrowing that results from a continuation of an outstanding Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided, that, an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Commitments. Borrowings of more than one Type may be outstanding at the same time; provided, that, there shall not at any time be more than a total of ten (10) Borrowings outstanding.

(e)    Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03.    Requests for Borrowings. To request a Borrowing, the Borrower shall deliver to the Administrative Agent a duly completed Borrowing Request (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three (3) Business Days before the date of the proposed Borrowing, and (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, on the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(i)    the aggregate amount of the requested Borrowing;

(ii)    the date of such Borrowing, which shall be a Business Day;

(iii)    whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv)    in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)    the location and number of the account of the Borrower to which funds are to be disbursed, which shall comply with the requirements of Section 3.01.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

ARTICLE III

GENERAL PROVISIONS APPLICABLE TO LOANS

SECTION 3.01.    Funding of Borrowings.

(a)    Each Lender shall make the amount of each Loan to be made by it hereunder on the proposed date thereof available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office, by 2:00 p.m., New York City time. The Administrative Agent will make Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent (or such other account as may be designated by the Borrower in the applicable Borrowing Request). If a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, the Administrative Agent shall return the amounts so received to the Lenders.

(b)    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with clause (a) of this Section 3.01 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, or (ii) in the case of the Borrower, the interest rate on the applicable Borrowing; provided, that, no repayment by the Borrower pursuant to this sentence shall be deemed to be a prepayment for purposes of Section 3.10. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. If the Borrower and such Lender shall both pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

SECTION 3.02.    Interest Elections.

(a)    Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or as otherwise provided in Section 2.03. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)    To make an election pursuant to this Section, the Borrower shall deliver to the Administrative Agent a duly completed Interest Election Request by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.

(c)    Each Interest Election Request shall be irrevocable and shall specify the following information in compliance with Section 2.03:

(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)    whether the resulting Borrowing is to be an ABR Borrowing or Eurodollar Borrowing; and

(iv)    if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Notwithstanding any other provision of this Section, the Borrower shall not be permitted to elect an Interest Period that does not comply with Section 2.02(e).

(d)    Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)    If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.

SECTION 3.03.    Termination and Reduction of Aggregate Commitments.

(a)    Unless previously terminated, the Aggregate Commitments shall terminate on the Maturity Date.

(b)    The Borrower may at any time terminate, or from time to time reduce, the Aggregate Commitments; provided, that: (i) each reduction of the Aggregate Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $3,000,000 and (ii) the Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect to any concurrent prepayment of the Loans, the sum of the total Revolving Credit Exposures of all of the Lenders would exceed the Aggregate Commitments.

(c)    The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Aggregate Commitments under Section 3.03(b) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided, that, a notice of termination of the Aggregate Commitments delivered by the Borrower may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Aggregate Commitments shall be permanent. Each reduction of the Aggregate Commitments shall be made ratably among the Lenders in accordance with their respective Commitments. All fees in respect of the Aggregate Commitments accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

SECTION 3.04.    Repayment of Loans; Evidence of Debt.

(a)    The Borrower hereby unconditionally promises to pay to the Administrative Agent, for the account of each Lender, on the Maturity Date, the then unpaid principal amount of the Loans made by such Lender.

(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)    The Administrative Agent shall maintain a Register pursuant to Section 10.04(d) and an account for each Lender in which it shall record (i) the amount of each Loan made hereunder and any promissory note evidencing such Loan and the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)    The entries made in the Register and the accounts of each Lender maintained pursuant to Section 3.04(b) and (c) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, that, the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)    Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to such payee and its assigns.

SECTION 3.05.    Prepayment of Loans.

(a)    Voluntary. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part and without premium or penalty (other than amounts required to be paid in accordance with Section 3.10), subject to prior notice in accordance with Section 3.05(c).

(b)    Mandatory. If for any reason the sum of the total Revolving Credit Exposures of all of the Lenders exceeds the Aggregate Commitments then in effect, the Borrower shall, as soon as practicable but in no event later than three (3) Business Days after the earlier of (i) the date on which the Borrower learns thereof and (ii) the date on which the Administrative Agent so requests in writing, prepay the Loans outstanding at such time in an aggregate principal amount equal to the amount of the excess over the Aggregate Commitments.

(c)    Notice of Prepayment. The Borrower shall notify the Administrative Agent by telephone (confirmed by fax or e-mail) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of prepayment, and (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided, that, if a notice of optional prepayment is given in connection with a conditional notice of termination of the Aggregate Commitments as contemplated by Section 3.03, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 3.03. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment.

(d)    Application of Prepayments. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Within each Loan, prepayments will be applied first to ABR Loans and then to Eurodollar Loans in direct order of Interest Period maturities. Prepayments shall be accompanied by accrued interest to the extent required by Section 3.07.

(e)    Records. The Borrower will use reasonable efforts to implement and maintain internal controls to monitor the Borrowings and repayments, with the object of preventing any request for a Borrowing that would cause conditions specified in the first sentence of Section 2.01 not to be satisfied.

SECTION 3.06.    Fees.

(a)    The Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee, which shall accrue at the facility fee rate per annum determined pursuant to the Pricing Grid, on the daily amount of the Commitment of such Lender (whether used or unused) during the period from and including the Effective Date to but excluding the date on which such Commitment terminates; provided, that, if a Lender continues to have any Revolving Credit Exposure after its Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such Lender’s Revolving Credit Exposure from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure. Accrued facility fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitment terminates, commencing on the first such date to occur after the Effective Date; provided, that, any facility fees accruing on the Revolving Credit Exposure after the date on which a Commitment terminates shall be payable on demand. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)    The Borrower agrees to pay to the Administrative Agent, for its own account, fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid.

(c)    All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent. Fees paid shall not be refundable under any circumstances.

SECTION 3.07.    Interest.

(a)    The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin.

(b)    The Loans comprising each Eurodollar Borrowing shall bear interest at the Eurodollar Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c)    Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.0% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2.0% plus the rate applicable to ABR Loans as provided in Section 3.07(a).

(d)    Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Aggregate Commitments; provided, that, (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)    All computations of interest for ABR Loans (including ABR Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided, that, any Loan that is repaid on the same day on which it is made shall, subject to Section 3.12(a), bear interest for one day. The applicable Alternate Base Rate or Eurodollar Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 3.08.    Alternate Rate of Interest.

(a)    If in connection with any request for a Eurodollar Loan or a conversion to or continuation thereof, (i) the Administrative Agent determines that (A) Dollar deposits are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such Eurodollar Loan, or (B) (x) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Loan or in connection with an existing or proposed ABR Loan, and (y) the circumstances in Section 3.08(c)(i) do not apply (in each case with respect to this clause (i), “Impacted Loans”), or (ii) the Administrative Agent or the Required Lenders determine that for any reason the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurodollar Loan, the Administrative Agent will promptly so notify the Borrower and each Lender in writing. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Loans shall be suspended (to the extent of the affected Eurodollar Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Alternate Base Rate, the utilization of the Eurodollar Rate component in determining the Alternate Base Rate shall be suspended, in each case until the Administrative Agent revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Loans (to the extent of the affected Eurodollar Loans or Interest Periods) or, failing that, (1) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (2) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

(b)    Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (i) of Section 3.08(a), the Administrative Agent, in consultation with the Borrower, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (i) of the first sentence of this section, (2) the Administrative Agent or the Required Lenders notify the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (3) any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof.

(c)    Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive and binding upon all parties hereto absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) have determined (which determination likewise shall be conclusive and binding upon all parties hereto absent manifest error), that:

(i)    adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period, including because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)    the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans; provided, that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide LIBOR after such specific date (such specific date, the “Scheduled Unavailability Date”); or

(iii)    syndicated loans currently being executed, or that include language similar to that contained in this Section 3.08(c), are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR;

then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Borrower may amend this Agreement solely for the purpose of replacing LIBOR in accordance with this Section 3.08(c) to replace LIBOR with (x) one or more SOFR-Based Rates or (y) another alternate benchmark rate giving due consideration to any evolving or then-existing convention for similar Dollar-denominated syndicated credit facilities for such alternative benchmarks and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then-existing convention for similar Dollar-denominated syndicated credit facilities for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated (the “Adjustment;” and any such proposed rate, a “LIBOR Successor Rate”), and any such amendment shall become effective at 5:00 p.m., New York City time, on the fifth (5th) Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders (A) in the case of an amendment to replace LIBOR with a rate described in clause (x) above, object to the Adjustment, or (B) in the case of an amendment to replace LIBOR with a rate described in clause (y) above, object to such amendment; provided, that, for the avoidance of doubt, in the case of clause (A) above, the Required Lenders shall not be entitled to object to any SOFR-Based Rate contained in any such amendment. Such LIBOR Successor Rate shall be applied in a manner consistent with market practice; provided, that, to the extent such market practice is not administratively feasible for the Administrative Agent, such LIBOR Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

If no LIBOR Successor Rate has been determined and the circumstances under clause (i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Borrower and each Lender in writing. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Loans shall be suspended (to the extent of the affected Eurodollar Loans or Interest Periods), and (y) the Eurodollar Rate component shall no longer be utilized in determining the Alternate Base Rate. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Loans (to the extent of the affected Eurodollar Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of ABR Loans (subject to the foregoing clause (y)) in the amount specified therein.

Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than 0.25% for purposes of this Agreement.

In connection with the implementation of a LIBOR Successor Rate, the Administrative Agent will have the right to make LIBOR Successor Rate Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such LIBOR Successor Rate Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided, that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such LIBOR Successor Rate Conforming Changes to the Lenders reasonably promptly after such amendment becomes effective.

SECTION 3.09.    Increased Costs.

(a)    If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit, liquidity, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except for any such reserve requirement which is contemplated by Section 3.09(e));

(ii)    impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender; or

(iii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (c) of the definition of the term “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or other Recipient of making or maintaining any Loan (or of maintaining its obligation to make any Loan) by an amount deemed by such Lender or other Recipient to be material or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender or other Recipient to be material, then the Borrower will pay to such Lender or other Recipient such additional amount or amounts as will compensate such Lender or other Recipient for such additional costs actually incurred or reduction actually suffered.

(b)    If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has had or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans held by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity) by an amount deemed by such Lender to be material, then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)    A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender as specified in Section 3.09(a) or (b), and setting forth in reasonable detail the manner in which such amount or amounts shall have been determined, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)    Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided, that, the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 90 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e)    The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Loan equal to the actual costs of such reserves allocated to such Eurodollar Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Eurodollar Loan; provided, that, the Borrower shall have received at least 10 days’ prior written notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give written notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such written notice.

(f)    The obligations of the Borrower under this Section shall survive the termination of the Aggregate Commitments, the repayment in full of the Loans and all other amounts payable hereunder and the termination of this Agreement.

SECTION 3.10.    Break Funding Payments. In the event of (a) the payment or prepayment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 3.05(c) and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 3.13, then, in any such event, the Borrower shall compensate each Lender for the out-of-pocket loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the present value of the excess, if any, of (i) its cost of obtaining the funds for the applicable Loan (assumed to be the Eurodollar Rate applicable thereto) for the period from the date of such applicable event to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the Interest Period for such Loan which would have commenced on the date of such failure) over (ii) the amount of interest (as reasonably determined by such Lender) that would be realized by such Lender in reemploying such funds for such period or Interest Period, as the case may be. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section and setting forth in reasonable detail the manner in which such amount or amounts shall have been determined shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof. The obligations of the Borrower under this Section shall survive the termination of the Aggregate Commitments, the repayment in full of the Loans and all other amounts payable hereunder and the termination of this Agreement.

SECTION 3.11.    Taxes.

(a)    Any and all payments to the Lenders or the Administrative Agent hereunder by the Borrower or on behalf of the Borrower shall be made free and clear of and without deduction for any and all current or future Taxes, except as required by applicable law. If under any applicable law the Borrower shall be required to deduct any Indemnified Tax from or in respect of any sum payable hereunder to any Recipient, (i) the sum payable shall be increased by the amount (an “Additional Amount”) necessary so that after making all required deductions (including deductions applicable to Additional Amounts payable under this Section 3.11) such Recipient shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)    In addition, the Borrower shall pay to the relevant Governmental Authority in accordance with applicable law any Other Taxes.

(c)    The Borrower shall indemnify each Lender (or Participant) and the Administrative Agent for the full amount of Indemnified Taxes paid by such Lender (or Participant) or the Administrative Agent and any liability (including penalties, interest and expenses (including reasonable attorney’s fees and expenses)) arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability prepared by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, and setting forth in reasonable detail the manner in which such amount shall have been determined, absent manifest error, shall be final, conclusive and binding for all purposes. Such indemnification shall be made within 30 days after the date such Lender or the Administrative Agent, as the case may be, makes written demand therefor, which written demand shall be made within 60 days of the date such Lender or the Administrative Agent receives written demand for payment of such Indemnified Taxes from the relevant Governmental Authority.

(d)    Each Lender shall severally indemnify the Administrative Agent, within 30 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.04(g) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent, absent manifest error, shall be final, conclusive and binding for all purposes. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e)    If a Lender (or Participant) or the Administrative Agent receives a refund, which in its reasonable judgment is in respect of any Indemnified Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid Additional Amounts pursuant to this Section 3.11, it shall within 30 days from the date of such receipt pay over such refund to the Borrower (but only to the extent of indemnity payments made, or Additional Amounts paid, by the Borrower under this Section 3.11 with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses of such Lender (or Participant) or the Administrative Agent and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund); provided, that, the Borrower, upon the request of such Lender (or Participant) or the Administrative Agent, agrees to repay the amount paid over to the Borrower (plus penalties, interest or other charges) to such Lender (or Participant) or the Administrative Agent in the event such Lender (or Participant) or the Administrative Agent is required to repay such refund to such Governmental Authority.

(f)    As soon as practicable after the date of any payment of Indemnified Taxes by the Borrower to the relevant Governmental Authority, the Borrower will deliver to the Administrative Agent at its address referred to in Section 10.01, the original or a certified copy of a receipt issued by such Governmental Authority evidencing payment thereof.

(g)    Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this Section 3.11 shall survive the payment in full of the principal of and interest on all Loans made hereunder.

(h)    Each Lender (or Participant) that is not a United States person as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, two copies of (i) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under this Agreement or any other Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under this Agreement or any other Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty, (ii) an IRS Form W-8ECI, (iii) in the case of a Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (iv) to the extent a Non-U.S. Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9 and/or another certification documents from each beneficial owner, as applicable; provided, that, if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct or indirect partner, in each case, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or reduced rate of, U.S. Federal withholding tax on payments by the Borrower under this Agreement. Each Lender (or Participant) that is a U.S. person as defined in Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent two copies of IRS Form W-9, or any subsequent or substitute versions thereof or successors thereto, certifying that such Lender (or Participant) is entitled to a complete exemption from U.S. Federal backup withholding tax on payments made pursuant to this Agreement. Such forms shall be delivered by each Lender on or before the date it becomes a party to this Agreement (or, in the case of a Participant, on or before the date such Participant becomes a Participant hereunder) and on or before the date, if any, such Lender changes its applicable lending office by designating a different lending office (a “New Lending Office”), unless each of the applicable lending office prior to such designation and the New Lending Office are located within the United States. In addition, each Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Lender. Notwithstanding any other provision of this Section 3.11(h), a Lender shall not be required to deliver any form pursuant to this Section 3.11(h) that such Lender is not legally able to deliver.

(i)    If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph (i), “FATCA” shall include any amendments made to FATCA after the Effective Date.

(j)    The Borrower shall not be required to indemnify any Lender (or Participant), or to pay any Additional Amounts to any Lender (or Participant), in respect of any United States withholding Tax pursuant to paragraph (a) or (c) above to the extent that (i) the obligation to withhold amounts with respect to such withholding tax was in effect and would apply to amounts payable to such Lender on the date such Lender became a party to this Agreement (or, in the case of a Participant, on the date such Participant became a Participant hereunder) or, with respect to payments to a New Lending Office, the date such Lender designated such New Lending Office with respect to a Loan; provided, that, this clause (j) shall not apply to any Lender (or Participant) if the assignment, participation, transfer or designation of a New Lending Office was made at the request of the Borrower; and provided, further, that, this clause (j) shall not apply to the extent the indemnity payment or Additional Amounts any Lender (or Participant) would be entitled to receive (without regard to this clause (j)) do not exceed the indemnity payment or Additional Amounts that the Lender (or Participant) making the assignment, participation, transfer or designation of such New Lending Office would have been entitled to receive in the absence of such assignment, participation, transfer or designation, or (ii) the obligation to pay such Additional Amounts would not have arisen but for a failure by such Lender (or Participant) to comply with the provisions of clause (h) or (i) of this Section 3.11.

(k)    Nothing contained in this Section 3.11 shall require any Lender (or Participant) or the Administrative Agent to make available any of its Tax returns (or any other information that it deems to be confidential or proprietary).

SECTION 3.12.    Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a)    The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees, or of amounts payable under Section 3.09, 3.10 or 3.11, or otherwise) prior to 3:00 p.m., New York City time, at the place of payment, on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Administrative Agent’s Office, except that payments pursuant to Section 3.09, 3.10, 3.11 and 10.05 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended, except as otherwise provided in the definition of the terms “Maturity Date” and “Interest Period”, to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder and under the other Loan Documents shall be made in Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b)    If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)    If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of such other Lenders to the extent necessary so that the benefit of all such payments shall be shared by such Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided, that: (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of any Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to such Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)    If any Lender shall fail to make any payment required to be made by it pursuant to Section 3.01(b), 3.11(d) or 3.11(e), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 3.13.    Mitigation Obligations; Replacement of Lenders.

(a)    If any Lender requests compensation under Section 3.09, or if the Borrower is required to pay any Additional Amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.11, then such Lender shall use reasonable efforts to file any certificate or document requested by the Borrower (consistent with legal and regulatory restrictions), to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such filing, designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.09 or 3.11, as the case may be, in the future and (ii) would not otherwise be disadvantageous to such Lender.

(b)    If (i) any Lender requests compensation under Section 3.09, (ii) the Borrower is required to pay any Additional Amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.11, (iii) any Lender becomes a Defaulting Lender, or (iv) any Lender refuses to consent to any amendment, waiver or other modification of this Agreement or any other Loan Document requested by the Borrower that requires the consent of a greater percentage of the Lenders than the Required Lenders and such amendment, waiver or other modification is consented to by the Required Lenders, then, in each case, the Borrower may, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement (other than its existing rights to payment pursuant to Sections 3.09 and 3.11) to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that: (1) the Borrower shall have received the prior written consent of the Administrative Agent which consent shall not unreasonably be withheld, delayed or conditioned, (2) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including any amounts under Section 3.10), from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (3) in the case of any such assignment resulting from a claim for compensation under Section 3.09 or payments required to be made pursuant to Section 3.11, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.13(a) and such assignment will result in a reduction in such compensation or payments, and (4) in the case of any such assignment resulting from clause (iv) above, the assignee provides its consent to such requested amendment, waiver, or other modification of this Agreement or such other Loan Document.

SECTION 3.14.    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)    facility fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 3.06(a); and

(b)    the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders or any other requisite Lenders have taken or may take any action hereunder or under any other Loan Document (including any consent to any amendment, waiver or other modification pursuant to Section 10.07); provided, that, any amendment, waiver or other modification requiring the consent of all Lenders or all Lenders affected thereby shall, except as otherwise provided in Section 10.07, require the consent of such Defaulting Lender in accordance with the terms hereof.

In the event that the Administrative Agent and the Borrower agree that a Defaulting Lender has adequately remedied all matters that caused the applicable Lender to be a Defaulting Lender, then on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its relevant Applicable Percentage, and such Lender shall thereupon cease to be a Defaulting Lender (but shall not be entitled to receive any fees accrued during the period when it was a Defaulting Lender, and all amendments, waivers or other modifications effected without its consent in accordance with the provisions of Section 10.07 and this Section during such period shall be binding on it). The rights and remedies against, and with respect to, a Defaulting Lender under this Section are in addition to, and cumulative and not in limitation of, all other rights and remedies that the Administrative Agent, the Lenders, and the Borrower may at any time have against, or with respect to, such Defaulting Lender.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to each of the Lenders and the Administrative Agent that:

SECTION 4.01.    Organization; Powers. The Borrower (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite corporate power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted and (c) is qualified to do business in every jurisdiction where such qualification is required, except where the failure so to qualify would not result in a Material Adverse Effect. The Borrower has the corporate power and authority to execute and deliver this Agreement and each other Loan Document to which it is a party, to perform its obligations hereunder and thereunder and to borrow hereunder.

SECTION 4.02.    Authorization; No Conflicts. The Transactions (a) are within the Borrower’s corporate powers and have been duly authorized by all requisite corporate action and (b) do not (i) violate (A) any provision of any law, statute, rule or regulation (including the Margin Regulations), (B) any provision of the certificate of incorporation or other constitutive documents or by-laws of the Borrower, or (C) any order of any Governmental Authority, (ii) conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any indenture, agreement or other instrument to which the Borrower or any Subsidiary is a party or by which it or any of its property is or may be bound or (iii) result in the creation or imposition of any Lien upon any property or assets of the Borrower or any Subsidiary, other than, in the case of clauses (i)(A), (i)(C), (ii) and (iii), any such violations, conflicts, breaches, defaults or Liens that, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect or, in the case of clause (i)(A), result in a violation of law by the Administrative Agent or any Lender.

SECTION 4.03.    Enforceability. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document constitutes or, when executed and delivered, will constitute, a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms (subject, as to enforceability, to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity)).

SECTION 4.04.    Governmental Approvals. No action, consent or approval of, registration or filing with or other action by any Governmental Authority is required in connection with the Transactions except such as have, or on or prior to the Effective Date will have, been obtained or made and are in full force and effect and except for those the failure to obtain which could not reasonably be expected to have a Material Adverse Effect.

SECTION 4.05.    Financial Statements; No Material Adverse Effect; Beneficial Ownership Certification.

(a)    The Borrower has heretofore furnished to the Administrative Agent and the Lenders (i) its consolidated balance sheet and statements of earnings, stockholders’ equity and cash flows as of and for the fiscal year ended December 31, 2019, reported on by PricewaterhouseCoopers LLP, independent registered public accounting firm, and (ii) its unaudited consolidated balance sheets and statements of earnings, stockholders’ equity and cash flows as of and for the fiscal quarters and the portions of the fiscal year ended March 31, 2020 and June 30, 2020.

Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject, in the case of such quarterly financial statements, to normal year-end adjustments and the absence of certain footnotes.

(b)    Since December 31, 2019, there has been no material adverse effect on the business, operations, properties or financial condition of the Borrower and its Subsidiaries, taken as a whole; provided, that, for purposes of determining the accuracy of the representation and warranty set forth in this Section 4.05(b) as of the Effective Date, the impacts of the novel coronavirus COVID-19 pandemic on the business, operations or financial condition of the Borrower and its Subsidiaries, taken as a whole, that occurred prior to the Effective Date and that were disclosed to the Lenders prior to the Effective Date will be disregarded.

(c)    The information included in any Beneficial Ownership Certification delivered to the Administrative Agent or any Lender on or prior to the Effective Date, if applicable, is true and correct in all respects.

SECTION 4.06.    Litigation, Compliance with Laws.

(a)    There are no actions, proceedings or investigations filed or (to the knowledge of the Borrower) threatened against the Borrower or any Subsidiary in any court or before any Governmental Authority or arbitration board or tribunal which question the validity or legality of this Agreement, the Transactions or any action taken or to be taken pursuant to this Agreement and no order or judgment has been issued or entered restraining or enjoining the Borrower from the execution, delivery or performance of this Agreement or any other Loan Document nor is there any other action, proceeding or investigation filed or (to the knowledge of the Borrower) threatened against the Borrower or any Subsidiary in any court or before any Governmental Authority or arbitration board or tribunal as to which there is a reasonable likelihood of an adverse determination and that, if adversely determined, would be reasonably likely to result in a Material Adverse Effect.

(b)    Neither the Borrower nor any Subsidiary is in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would be reasonably likely to result in a Material Adverse Effect.

SECTION 4.07.    Federal Reserve Regulations. No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose which entails a violation of, or which is inconsistent with, the provisions of the Margin Regulations.

SECTION 4.08.    Taxes. The Borrower and the Subsidiaries have filed or caused to be filed all Federal and material state, local and foreign Tax returns which are required to be filed by them, and have paid or caused to be paid all material Taxes required to have been paid by them, other than (a) any Taxes or assessments the validity of which is being contested in good faith by appropriate proceedings, and with respect to which appropriate accounting reserves have, to the extent required by GAAP, been set aside or (b) where such failure to file or pay could not reasonably be expected to result in a Material Adverse Effect.

SECTION 4.09.    Employee Benefit Plans. The present aggregate value of accumulated benefit obligations of each Plan and each foreign employee pension benefit plan required to be funded (based on those assumptions used for disclosure of such obligations in consolidated financial statements of the Borrower in accordance with GAAP) did not, as of the most recent statements available, exceed the aggregate value of the assets for each Plan by an amount in the aggregate for all such Plans that would reasonably be expected to have a Material Adverse Effect. Except as would not individually or in the aggregate be reasonably expected to have a Material Adverse Effect, (a) no ERISA Termination Event has occurred and (b) each Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations.

SECTION 4.10.    Environmental and Safety Matters. Other than exceptions to any of the following that would not in the aggregate have a Material Adverse Effect: (a) the Borrower and the Subsidiaries comply and have complied with all applicable Environmental and Safety Laws; (b) there are and have been no Hazardous Substances at any property owned, leased or operated by the Borrower or any Subsidiary now or in the past, or at any other location, that could reasonably be expected to result in liability of the Borrower or any Subsidiary under any Environmental and Safety Law or result in costs to any of them arising out of any Environmental and Safety Law; (c) there are no past, present, or, to the knowledge of the Borrower and the Subsidiaries, anticipated future events, conditions, circumstances, practices, plans, or legal requirements that could reasonably be expected to prevent the Borrower or any of the Subsidiaries from, or increase the costs to the Borrower or any of the Subsidiaries of, complying with applicable Environmental and Safety Laws or obtaining or renewing all material permits, approvals, authorizations, licenses or permissions required of any of them pursuant to any such law; and (d) neither the Borrower nor any of the Subsidiaries has retained, assumed or otherwise become subject to, by contract or operation of law, any liability, fixed or contingent, under any Environmental and Safety Law.

SECTION 4.11.    Properties.

(a)    Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal properties that are material to the business of the Borrower and its Subsidiaries taken as a whole, except where the failure to have such title or interests, as applicable, could not reasonably be expected to result in a Material Adverse Effect.

(b)    Each of the Borrower and its Subsidiaries owns, is licensed to use, or otherwise has the right to use, all trademarks, tradenames, copyrights, patents and other intellectual properties that are material to the business of the Borrower and its Subsidiaries taken as a whole, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 4.12.    Investment Company Status. The Borrower is not an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 4.13.    Anti-Corruption Laws and Sanctions. The Borrower has implemented and will maintain in effect policies and procedures reasonably designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, and employees with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and to the knowledge of the Borrower and its Subsidiaries, their respective directors, officers and employees are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary or to the knowledge of the Borrower, any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facilities established hereby, is a Sanctioned Person. The Transactions will not violate any Anti-Corruption Law or applicable Sanctions.

ARTICLE V

CONDITIONS

SECTION 5.01.    Effective Date. This Agreement shall become effective upon the satisfaction of the following conditions:

(a)    The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include fax or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)    The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization of the Transactions and other legal matters relating to the Borrower, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent.

(c)    The representations and warranties of the Borrower set forth in the Loan Documents shall be true and correct in all material respects on and as of the Effective Date; provided, that, (i) to the extent such representations and warranties expressly relate to an earlier date, they shall be true and correct in all material respects as of such earlier date, and (ii) to the extent such representations and warranties are qualified by materiality, such representations and warranties shall be true and correct in all respects. As of the Effective Date and immediately after giving effect to the Transactions to occur on the Effective Date, no Default shall have occurred and be continuing. The Administrative Agent shall have received a certificate signed by the President, a Vice President or a Financial Officer of the Borrower confirming the foregoing.

(d)    The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including the reasonable fees and expenses of counsel to the Administrative Agent) required to be reimbursed or paid by the Borrower hereunder or under any Loan Document.

(e)    The Administrative Agent (or its counsel) shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) from Faegre Drinker Biddle & Reath LLP, counsel for the Borrower, covering such matters relating to the Borrower and the Loan Documents as the Administrative Agent shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.

(f)    The Administrative Agent and each Lender shall have received, to the extent requested by the Administrative Agent or such Lender, all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation. To the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Administrative Agent and each Lender shall have received, to the extent requested by the Administrative Agent or such Lender, a Beneficial Ownership Certification with respect to the Borrower.

(g)    The Administrative Agent shall have received satisfactory evidence that the commitments under the Existing Credit Agreement have been terminated and cancelled (or will be terminated and cancelled substantially concurrently with the effectiveness of this Agreement) and that all Debt and other amounts owing under or in connection with the Existing Credit Agreement have been fully repaid (or will be fully repaid substantially concurrently with the effectiveness of this Agreement).

SECTION 5.02.    Conditions to All Extensions of Credit. The obligation of each Lender to make a Loan on the occasion of any Borrowing (other than a Borrowing made solely to refinance outstanding Borrowings that does not increase the aggregate principal amount of the Loans of any Lender outstanding) is subject to the satisfaction of the following conditions:

(a)    The Administrative Agent shall have received a Borrowing Request in accordance with Section 2.03.

(b)    The representations and warranties of the Borrower set forth in the Loan Documents (other than, after the Effective Date, the representations and warranties set forth in Sections 4.05(b) and 4.06(a)) shall be true and correct in all material respects on and as of the date of any such Borrowing; provided, that, (i) to the extent such representations and warranties expressly relate to an earlier date, they shall be true and correct in all material respects as of such earlier date and (ii) to the extent such representations and warranties are qualified by materiality, such representations and warranties shall be true and correct in all respects.

(c)    At the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing.

Each Borrowing (other than a Borrowing made solely to refinance outstanding Borrowings that does not increase the aggregate principal amount of the Loans of any Lender outstanding) shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in Sections 5.02(b) and (c).

ARTICLE VI

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees with each Lender and the Administrative Agent that so long as this Agreement shall remain in effect or the principal of or interest on any Loan, any fees or any other amounts payable hereunder shall be unpaid, unless the Required Lenders shall otherwise consent in writing, it will, and will cause each of the Subsidiaries to, on and after the Effective Date:

SECTION 6.01.    Existence. Do or cause to be done all things necessary to preserve and keep in full force and effect its corporate, partnership and/or limited liability company existence and its rights and franchises that are material to the business of the Borrower and its Subsidiaries taken as a whole, except as expressly permitted under Section 7.01 and except, in the case of any Subsidiary, where the failure to do so would not result in a Material Adverse Effect.

SECTION 6.02.    Compliance with Law; Business and Properties. Comply in all respects with all applicable laws, rules, regulations and orders of any Governmental Authority (including Environmental and Safety Laws and ERISA), whether now in effect or hereafter enacted, except instances that could not, in the aggregate, reasonably be expected to result in a Material Adverse Effect; and at all times maintain and preserve all property material to the conduct of the business of the Borrower and its

Subsidiaries taken as a whole and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times, except where the failure to do so would not result in a Material Adverse Effect.

SECTION 6.03.    Financial Statements, Reports, Etc. In the case of the Borrower, furnish to the Administrative Agent for distribution to each Lender:

(a)    within 105 days after the end of each fiscal year of the Borrower, its annual report on Form 10-K as filed with the SEC, including its consolidated balance sheet and the related consolidated statements of earnings and cash flows showing its consolidated financial position as of the end of such fiscal year and the consolidated results of its operations and cash flows for such year, all audited by PricewaterhouseCoopers LLP or other independent registered public accounting firm of recognized national standing selected by the Borrower and accompanied by an opinion of such accounting firm to the effect that such consolidated financial statements present fairly in all material respects the Borrower’s financial position and results of operations and cash flows on a consolidated basis in accordance with GAAP;

(b)    within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its quarterly report on Form 10-Q as filed with the SEC, including its unaudited consolidated balance sheet and related consolidated statements of earnings and cash flows, showing its consolidated financial position as of the end of such fiscal quarter and the consolidated results of its operations and cash flows for such fiscal quarter and the then elapsed portion of the fiscal year (and each delivery of such statements shall be deemed a representation that such statements present fairly in all material respects the Borrower’s financial position and results of operations and cash flows on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes);

(c)    concurrently with any delivery of financial statements under Sections 6.03(a) or (b), a certificate of a Financial Officer of the Borrower (i) certifying that no Event of Default or Default has occurred or, if an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) demonstrating in reasonable detail calculation of the covenant set forth in Section 7.04 as of the last day of the period covered by such financial statements;

(d)    promptly after the same become publicly available, copies of all reports on Form 8-K filed by it with the SEC, or any Governmental Authority succeeding to any of or all the functions of the SEC, and copies of all reports distributed to its shareholders; and

(e)    promptly, upon request, (i) all documentation and other information that a Lender reasonably requests through the Administrative Agent in order to comply with obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation, and (ii) such other information regarding the Borrower and its Subsidiaries, or the compliance by the Borrower with the terms of the Loan Documents, as any Lender shall reasonably request through the Administrative Agent (it being understood that, in the case of this clause (ii), the Borrower shall not be required to provide any information or documents which are subject to confidentiality provisions the nature of which prohibit such disclosure).

Information required to be delivered pursuant to this Section (other than Sections 6.03(c) or 6.03(e)(i)) shall be deemed to have been delivered on the date on which the Borrower provides notice (reasonably identifying where the applicable disclosure may be obtained) to the Administrative Agent that such information has been posted on the Borrower’s website on the internet at www.zimmerbiomet.com, or on the SEC’s website on the internet at www.sec.gov or at another website identified in such notice and accessible by the Lenders without charge.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar, or a substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, that, to the extent such Borrower Materials constitute Confidential Information, they shall be treated as set forth in Section 10.15); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

SECTION 6.04.    Insurance. Keep its insurable properties adequately insured at all times by financially sound and reputable insurers (which may include captive insurers), and maintain such other insurance or self insurance (including product liability insurance), to such extent and against such risks, including fire and other risks insured against by extended coverage, as are customary with companies similarly situated and in the same or similar businesses.

SECTION 6.05.    Obligations and Taxes. Pay and discharge promptly when due all material Taxes, assessments and governmental charges imposed upon it or upon its income or profits or in respect of its property, in each case before the same shall become delinquent or in default and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith by appropriate proceedings and adequate reserves with respect thereto shall, to the extent required by GAAP, have been set aside.

SECTION 6.06.    Litigation and Other Notices. In the case of the Borrower, give the Administrative Agent written notice of the following within 10 Business Days after any executive officer of the Borrower obtains knowledge thereof:

(a)    the filing or commencement of any action, suit or proceeding which the Borrower reasonably expects to result in a Material Adverse Effect;

(b)    any Event of Default or Default, specifying the nature and extent thereof and the action (if any) which is proposed to be taken with respect thereto; and

(c)    any change in any of the Ratings.

provided, that, in the case of Sections 6.06(a) and 6.06(c), the Borrower shall not be required to provide separate notice of any event disclosed in any report promptly filed with the SEC if the Borrower has provided notice to the Administrative Agent in accordance with the penultimate paragraph of Section 6.03 to the effect that such information has been posted and reasonably identifying where the applicable disclosure may be obtained.

SECTION 6.07.    Books and Records; Inspection Rights. (a) Keep proper books of record and account in which full, true and correct entries are made of all material dealings and transactions in relation to its business and activities and (b) permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and (in the presence of officers of the Borrower, whether by phone or in person) its independent accountants (in each case subject to the Borrower’s obligations under applicable confidentiality provisions), all at such reasonable times and as often as reasonably requested, all at the expense of the applicable Lenders; provided, that, during the continuation of any Default (x) any expense of the Lenders in connection with the foregoing shall be for the account of the Borrower and (y) Lenders shall be permitted to discuss the affairs, finances and condition of the Borrower and its Subsidiaries without officers of the Borrower being present.

SECTION 6.08.    Use of Proceeds. Use the proceeds of the Loans only (a) to refinance Debt under the Existing Credit Agreement and (b) for general corporate purposes; and not use any part of the proceeds of any Loan, directly or indirectly, for any purpose that entails a violation of any of the regulations of the Federal Reserve Board, including the Margin Regulations. The Borrower shall not request any Borrowing or use the proceeds of any Borrowing and the Borrower shall procure that its Subsidiaries and its and their respective directors, officers, employees and agents shall not use the proceeds of any Borrowing, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

ARTICLE VII

NEGATIVE COVENANTS

The Borrower covenants and agrees with each Lender and the Administrative Agent that so long as this Agreement shall remain in effect or the principal of or interest on any Loan, any fees or any other amounts payable hereunder shall be unpaid, unless the Required Lenders shall otherwise consent in writing, it will not, and will not permit any of the Subsidiaries to, on and after the Effective Date:

SECTION 7.01.    Consolidations, Mergers, and Sales of Assets. (a) In the case of the Borrower, consolidate or merge with or into any other Person or liquidate, wind up or dissolve (or suffer any liquidation or dissolution) or (b) sell or otherwise transfer (in one transaction or a series of transactions), or permit any Subsidiary to sell or otherwise transfer (in one transaction or a series of transactions), all or substantially all of the assets of the Borrower and the Subsidiaries, taken as a whole, to any other Person (other than the Borrower or any Subsidiary); provided, that, (i) the Borrower may merge or consolidate with another Person if the Borrower is the corporation surviving such merger or consolidation, and (ii) immediately after giving effect to any such merger or consolidation, no Default or Event of Default shall have occurred and be continuing.

SECTION 7.02.    Liens. Create, assume or suffer to exist any Lien upon any property, except that the foregoing shall not prevent the Borrower or any Subsidiary from creating, assuming or suffering to exist any of the following Liens:

(a)    Liens existing on the Effective Date and set forth on Schedule 7.02;

(b)    any Lien existing on property owned or leased by any Person at the time it becomes a Subsidiary; provided, that, such Lien was not created in anticipation of such Person becoming a Subsidiary;

(c)    any Lien existing on property at the time of the acquisition thereof by the Borrower or any Subsidiary; provided, that, such Lien was not created in anticipation of such acquisition;

(d)    Liens on property acquired, constructed or improved by the Borrower or any Subsidiary; provided, that, the Debt secured thereby does not exceed 80% of the cost of acquiring, constructing or improving such property and such Liens do not apply to any other property of the Borrower or any Subsidiary;

(e)    Liens on receivables and the proceeds thereof securing any Permitted Receivables Securitization;

(f)    any Liens securing Debt of a Subsidiary owing to the Borrower or to another Subsidiary;

(g)    Liens for taxes, assessments or governmental charges or levies not yet due or that are being contested in good faith by appropriate proceedings; provided, that, adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(h)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not more than 60 days delinquent in accordance with their terms or that are being contested in good faith by appropriate proceedings;

(i)    pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

(j)    deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(k)    easements, rights-of-way, restrictions, licenses, reservations, utility easements and other similar encumbrances imposed by law or incurred in the ordinary course of business that do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries, considered as a whole;

(l)    any interest or title of a lessor under any lease entered into by the Borrower or any Subsidiary in the ordinary course of its business and covering only the assets so leased;

(m)    attachment or judgment Liens in respect of judgments or decrees that have been vacated, discharged or stayed within 30 days from the entry thereof; and attachment or judgment Liens in respect of judgments or decrees that have been bonded pending appeal within 30 days from the entry thereof and which do not exceed $200,000,000 in the aggregate;

(n)    Liens arising from precautionary U.C.C. financing statement filings with respect to operating leases or consignment arrangements entered into by the Borrower or any Subsidiary in the ordinary course of business;

(o)    customary Liens in favor of a banking institution arising by operation of law encumbering deposits (including the right of set-off) held by such banking institutions incurred in the ordinary course of business and that are within the general parameters customary in the banking industry;

(p)    any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in Section 7.02(a) through 7.02(d), so long as the principal amount of the Debt or other obligations secured thereby does not exceed the principal amount of Debt or obligations so secured at the time of such extension, renewal or replacement (except that, where an additional principal amount of Debt is incurred to provide funds for the completion of a specific project, the additional principal amount, and any related financing costs, may be secured by the Lien as well) and such Lien is limited to the same property subject to the Lien so extended, renewed or replaced (and improvements on such property); and

(q)    any Lien not permitted by Sections 7.02(a) through 7.02(p) securing Debt which, together with the aggregate outstanding principal amount of all other Debt of the Borrower and its Subsidiaries that is secured by Liens in reliance on this Section 7.02(q) and the aggregate Value of their existing Sale and Leaseback Transactions which would be subject to the restrictions of Section 7.03 but for this Section 7.02(q), does not at any time exceed 12.5% of Consolidated Net Tangible Assets.

SECTION 7.03.    Limitation on Sale and Leaseback Transactions. Enter into any Sale and Leaseback Transaction, unless the Borrower or such Subsidiary would be entitled to incur Debt, in a principal amount equal to the Value of such Sale and Leaseback Transaction, which is secured by Liens on the property to be leased without violating Section 7.02.

SECTION 7.04.    Financial Condition Covenant. Permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower (each such period, a “Test Period”) to exceed (a) 5.75 to 1.00, for any Test Period ending during the period from the Effective Date to and including December 31, 2020, (b) 5.00 to 1.00, for the Test Period ending March 31, 2021, and (c) 4.50 to 1.00, for any Test Period ending after April 1, 2021; provided, that, on or after July 1, 2021, upon the consummation of a Qualified Material Acquisition (to the extent such Qualified Material Acquisition is consummated on or after July 1, 2021), if the Borrower shall so elect by a written notice delivered to the Administrative Agent within 30 days following such consummation, the maximum permitted ratio set forth in clause (c) above shall be increased to 5.00 to 1.00 at the end of and for the fiscal quarter in which such Qualified Material Acquisition is consummated and the subsequent three consecutive fiscal quarters (the “Leverage Increase Period”); provided, further, that, following any such election by the Borrower, no subsequent election may be made by the Borrower unless the Consolidated Leverage Ratio has been at or below 4.50 to 1.00 as of the last day of at least two consecutive Test Periods ended after the expiration of the Leverage Increase Period with respect to such prior election.

SECTION 7.05.    Subsidiary Indebtedness. Permit Subsidiaries of the Borrower to create, issue, incur, assume, become liable in respect of or suffer to exist any Debt (other than Permitted Debt and Debt created under this Agreement and the other Loan Documents) in an aggregate principal amount exceeding $250,000,000 outstanding at any time.

ARTICLE VIII

EVENTS OF DEFAULT

In case of the happening of any of the following events (each an “Event of Default”):

(a)    any representation or warranty made or deemed made by the Borrower in or in connection with the execution and delivery of this Agreement or any other Loan Document or the Borrowings or other extensions of credit hereunder shall prove to have been false or misleading in any material respect when so made or deemed made;

(b)    default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c)    default shall be made in the payment of any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (b) above) due from the Borrower hereunder, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

(d)    default shall be made in the due observance or performance of any covenant or agreement contained in Section 6.01 (in the case of the preservation of existence the Borrower), Section 6.06(b), Section 6.08, or Article VII;

(e)    default shall be made in the due observance or performance of any covenant or agreement of the Borrower contained herein (other than those specified in clauses (b), (c) or (d) above) or in any other Loan Document and such default shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent or any Lender to the Borrower;

(f)    the Borrower or any Subsidiary shall (i) fail to pay any principal or interest, regardless of amount, due in respect of one or more items of Debt in an aggregate principal amount greater than or equal to $150,000,000, when and as the same shall become due and payable (giving effect to any applicable grace period) or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Debt if the effect of any failure referred to in this clause (ii) is to cause such Debt to become due prior to its stated maturity;

(g)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any Subsidiary, or of a substantial part of the property or assets of the Borrower or any Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of the property or assets of the Borrower or any Subsidiary or (iii) the winding up or liquidation of the Borrower or any Subsidiary; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h)    the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of the property or assets of the Borrower or any Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;

(i)    one or more judgments or decrees for the payment of money in an aggregate amount equal to or greater than $200,000,000 (exclusive of any amount thereof reasonably expected to be covered by insurance) shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall not have been vacated, discharged or stayed for a period of 60 consecutive days, or any action shall be legally taken by a judgment creditor (whose liquidated judgment, along with those of any other judgment creditors, exceeds $200,000,000) to levy upon assets or properties of the Borrower or any Subsidiary to enforce any such judgment;

(j)    (i) a Plan of the Borrower or an ERISA Affiliate shall fail to maintain the minimum funding standard required by Section 412 of the Code or Section 302 of ERISA for any plan year or a waiver of such standard is sought or granted under Section 412(c) of the Code or Section 302(c) of ERISA, (ii) an ERISA Termination Event shall have occurred with respect to the Borrower or an ERISA Affiliate has incurred, or in the reasonable opinion of the Required Lenders is reasonably likely to incur, a liability to or on account of a Plan under Section 4062, 4063, 4064, 4201 or 4204 of ERISA, (iii) any Person shall engage in any prohibited transaction described in Sections 406 of ERISA or 4975 of the Code for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the United States Department of Labor, (iv) the Borrower or any ERISA Affiliate shall fail to pay any required installment or any other payment required to be paid by such entity under Section 412 of the Code or Section 302 of ERISA on or before the due date for such installment or other payment (taking into account any extensions granted) or (v) the Borrower or any ERISA Affiliate shall fail to make any contribution or payment to any Multiemployer Plan which the Borrower or any ERISA Affiliate is required to make under any agreement relating to such Multiemployer Plan or any law pertaining thereto (taking into account any extensions granted), and, in the event of the occurrence of any of the events described in clauses (i) through (v) above, there shall result from any such event or events either a liability or a material risk of incurring a liability which is reasonably expected to have a Material Adverse Effect; or

(k)    a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in clause (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Aggregate Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of the Borrower accrued hereunder, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived anything contained herein to the contrary notwithstanding; and, if any event with respect to the Borrower described in clause (g) or (h) above shall have occurred and be continuing, the Aggregate Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding.

ARTICLE IX

THE ADMINISTRATIVE AGENT

In order to expedite the transactions contemplated by this Agreement, Bank of America is hereby appointed to act as Administrative Agent on behalf of the Lenders. Each of the Lenders hereby irrevocably authorizes the Administrative Agent to take such actions on behalf of such Lender and to exercise such powers as are specifically delegated to the Administrative Agent by the terms and provisions hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. The Administrative Agent is hereby expressly authorized by the other parties hereto, without hereby limiting any implied authority, (a) to receive on behalf of the Lenders all payments of principal of and interest on the Loans and all other amounts due to the Lenders hereunder, and promptly to distribute to each Lender its proper share of each payment so received; (b) to give notice on behalf of each of the Lenders to the Borrower of any Event of Default of which the Administrative Agent has actual knowledge acquired in connection with its agency hereunder; and (c) to distribute to each Lender copies of all notices, financial statements and other materials delivered by the Borrower pursuant to this Agreement or any other Loan Document as received by the Administrative Agent. Notwithstanding anything herein to the contrary, none of the Arrangers or syndication agents listed on the cover page hereof shall have any duties or obligations under this Agreement or any of the other Loan Documents, except in its capacity as the Administrative Agent or a Lender under this Agreement, but all such Persons shall have the benefit of the indemnities provided for hereunder. Neither the Administrative Agent nor any Arranger, as applicable, nor any of their respective directors, officers, employees or agents shall have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower or any of its Affiliates that is communicated to, or in the possession of, the Administrative Agent, any Arranger, or any of their respective directors, officers, employees or agents in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein.

Neither the Administrative Agent nor any of its directors, officers, employees or agents shall be liable as such for any action taken or omitted by any of them except for its or his or her own gross negligence or willful misconduct, or be responsible for any statement, warranty or representation herein or the contents of any document delivered in connection herewith, or be required to ascertain or to make any inquiry concerning the performance or observance by the Borrower of any of the terms, conditions, covenants or agreements contained in this Agreement. The Administrative Agent shall not be responsible to the Lenders for the due execution, genuineness, validity, enforceability or effectiveness of this Agreement or other instruments or agreements. The Administrative Agent may deem and treat the Lender which makes any Loan as the holder of the indebtedness resulting therefrom for all purposes hereof until it shall have received notice from such Lender, given as provided herein, of the transfer thereof. The Administrative Agent shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Required Lenders and, except as otherwise specifically provided herein, such instructions and any action or inaction pursuant thereto shall be binding on all the Lenders. The Administrative Agent shall, in the absence of knowledge to the contrary, be entitled to rely on any instrument or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper Person or Persons (including telephonic and written Borrowing Requests). Neither the Administrative Agent nor any of its respective directors, officers, employees or agents shall have any responsibility to the Borrower on account of the failure of or delay in performance or breach by any Lender of any of its obligations hereunder or to any Lender on account of the failure of or delay in performance or breach by any other Lender or the Borrower of any of their respective obligations hereunder or in connection herewith. The Administrative Agent may execute any and all duties hereunder by or through their respective branches, Affiliates, agents or employees and shall be entitled to rely upon the advice of legal counsel selected by them with due care with respect to all matters arising hereunder and shall not be liable for any action taken or suffered in good faith by them in accordance with the advice of such counsel. Without limiting the foregoing, the Administrative Agent may, by notice to the Borrower, designate any of its branches or Affiliates as the Person to receive any or all notices (including Borrowing Requests and Interest Election Requests) to be delivered to the Administrative Agent pursuant to this Agreement.

The Lenders hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement unless it shall be requested in writing to do so by the Required Lenders.

Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation of the Administrative Agent, the Required Lenders shall have the right to appoint a successor Administrative Agent acceptable to the Borrower. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank having a combined capital and surplus of at least $500,000,000 (or any Affiliate of such bank) with an office in New York, New York. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor bank, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed by the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article IX and Section 10.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

With respect to the Loans made by it hereunder, the Administrative Agent in its individual capacity and not as Administrative Agent shall have the same rights and powers as any other Lender and may exercise the same as though it were not the Administrative Agent, and the Administrative Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent.

Each Lender expressly acknowledges that none of the Administrative Agent nor any Arranger has made any representation or warranty to it, and that no act by the Administrative Agent or any Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of the Borrower or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent or any Arranger to any Lender as to any matter, including whether the Administrative Agent or any Arranger has disclosed material information in their (or their respective directors, officers, employees or agents) possession. Each Lender represents to the Administrative Agent and the Arranger that it has, independently and without reliance upon the Administrative Agent, any Arranger, any other

Lender or any of their respective directors, officers, employees or agents and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries, and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger, any other Lender or any of their respective directors, officers, employees or agents and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower. Each Lender represents and warrants that, as of the date it becomes a Lender, (i) it is such Lender’s intention that the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender agrees not to assert a claim in contravention of the foregoing. Each Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

It is agreed that the Arrangers shall, in their capacities as such, have no duties or responsibilities under this Agreement or any other Loan Document. No Arranger shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on the Arrangers in deciding to enter into this Agreement or any other Loan Document or in taking or not taking any action hereunder or thereunder.

Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(a)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,

(b)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(c)    (i) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (ii) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (iii) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (iv) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(d)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

In addition, unless either (1) clause (a) above is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with clause (d) above, such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

ARTICLE X

MISCELLANEOUS

SECTION 10.01.    Notices.

(a)    General. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by telecopy or electronic mail, as follows:

(i)    if to the Borrower, to Zimmer Biomet Holdings, Inc., 345 East Main Street, Warsaw, IN 46580, Attention of Suketu Upadhyay, Executive Vice President and Chief Financial Officer (Fax No.: 574-372-3930; email: Suketu.Upadhyay@zimmerbiomet.com);

(ii)    (A) if to the Administrative Agent for payments, Borrowing Requests and Interest Election Requests, to Bank of America, N.A., One Independence Center, 101 North Tyron Street, Mail Code NC1-001-05-46, Charlotte, NC 28255-0001, Attn: Patricia Santos, Phone: 980-387-3794, Email: patricia.santos@baml.com, Fax: 704-625-4200; and (B) if to the Administrative Agent for any other notices, to Bank of America, N.A., Agency Management, 900 W Trade Street, Mail Code: NC1-026-06-03, Charlotte, NC 28255-0001, Attn: Erik Truette, Phone 980-387-5451, Fax: 704-409-0015, Email: erik.m.truette@baml.com; and

(iii)    if to a Lender, to it at its address (or fax number or email) set forth in its Administrative Questionnaire.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy to such party as provided in this Section or in accordance with the latest unrevoked direction from such party given in accordance with this Section; provided, that, any notice or other communication received by the recipient (A) on or before 5:00 p.m., New York City time, shall be deemed to have been given on the date of receipt or (B) after 5:00 p.m., New York City time, shall be deemed to have been given on the Business Day following the date of receipt. Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b)    Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet and intranet websites) pursuant to procedures approved by the Administrative Agent; provided, that, the foregoing shall not apply to notices under Article II to any Lender if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that, approval of such procedures may be limited to particular notices or communications or may be rescinded by any such Person by notice to each other such Person; provided, further, that, any notice or other communication received by the recipient (i) on or before 5:00 p.m., New York City time, shall be deemed to have been given on the date of receipt or (ii) after 5:00 p.m., New York City time, shall be deemed to have been given on the Business Day following the date of receipt.

Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment) and (B) notices and other communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor.

(c)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet.

(d)    Change of Address, Etc. Each of the Borrower and the Administrative Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e)    Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices and Borrowing Requests) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

SECTION 10.02.    Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower herein and in any other Loan Document and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Administrative Agent and the Lenders and shall survive the execution and delivery of the Loan documents and the making by the Lenders of the Loans regardless of any investigation made by or on behalf of the Administrative Agent, the Lenders or any Related Party of any of the foregoing, and regardless of whether any such Person may have had notice or knowledge of any Default or incorrect representation or warranty at the time any Loan Document is executed and delivered or any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or the Aggregate Commitments have not expired or terminated. The provisions of Sections 3.09, 3.10, 3.11, and 10.05 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Aggregate Commitments or the termination of this Agreement or any provision hereof.

SECTION 10.03.    Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have received copies hereof (by electronic “pdf” or otherwise) which, when taken together, bear the signatures of each Lender, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

SECTION 10.04.    Successors and Assigns.

(a)    Whenever in this Agreement any of the parties is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any party that are contained in this Agreement shall bind and inure to the benefit of its successors and assigns.

(b)    Each Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided, that, (i) except in the case of an assignment of a Commitment or a Loan to another Lender, an Affiliate of a Lender or an Approved Fund, (A) each of the Borrower (so long as no Event of Default shall have occurred and be continuing) and the Administrative Agent must give its prior written consent to such assignment (which consent in each case shall not be unreasonably withheld, delayed or conditioned) and (B) the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless it shall be the entire amount of such Lender’s Commitment or Loans, as applicable; provided, further, that, the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, and, unless otherwise waived by the Administrative Agent in its sole discretion, a processing and recordation fee of $3,500. Upon acceptance and recording pursuant to Section 10.04(e), from and after the effective date specified in each Assignment and Assumption, (x) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement and (y) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto (but shall (i) continue to be entitled to the benefits of Sections 3.09, 3.10, 3.11 and 10.05, as well as to any fees accrued for its account hereunder and not yet paid and (ii) continue to be subject to the confidentiality provisions hereof)). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.04(f).

(c)    [Reserved].

(d)    The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and the principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive in the absence of manifest error and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. No assignment or transfer of any Loan or Commitment (or portion thereof) shall be effective unless and until it has been recorded in the Register as provided in this Section 10.04(d). The Register shall be available for inspection by each party hereto as to its own interests hereunder, at any reasonable time and from time to time upon reasonable prior notice.

(e)    Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee together with an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 10.04(b), if applicable, and, if required, the written consent of the Borrower to such assignment, the Administrative Agent shall (i) accept such Assignment and Assumption and (ii) record the information contained therein in the Register.

(f)    Each Lender may sell participations to one or more Eligible Assignees (each, a “Participant”) in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, that, (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) each Participant shall be entitled to the benefit of the cost protection provisions contained in Sections 3.09, 3.10 and 3.11 to the same extent as if it were as assignee under Section 10.04(b) (subject to the requirements therein, including the requirements under Sections 3.11(h) and 3.11(i) (it being understood that the documentation required under such Sections shall be delivered to the participating Lender)); provided, that, such Participant agrees to the provisions of Section 3.13 as if it were an assignee under Section 10.04(b) and shall not be entitled to receive any greater payment than the amount that could have been claimed by the participating Lender had it continued to hold the interest of such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after such Participant acquired the applicable participation, and it being further agreed that the participating Lender will not be permitted to make claims against the Borrower under Section 3.09(b) for costs or reductions resulting from the sale of a participation, except that all claims made pursuant to such Sections shall be made through such participating Lender, (iv) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such participating Lender in connection with such Lender’s rights and obligations under this Agreement, and (v) such participating Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided, that, in the case of any amendments, modifications or waivers described in the first proviso to Section 10.07(b), the agreement or instrument pursuant to which such participating Lender sells such a participation may provide that such Lender will not, without the consent of the applicable Participant, agree to any such amendment, modification or waiver that affects such Participant or requires the approval of all the Lender.

(g)    Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided, that, no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under this Agreement or any other Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as an Administrative Agent) shall not have any responsibility for maintaining a Participant Register.

(h)    Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.04, disclose to the assignee or Participant or proposed assignee or Participant any information relating to the Borrower furnished to such Lender; provided, that, prior to any such disclosure, each such assignee or Participant or proposed assignee or Participant shall be subject to confidentiality provisions at least as restrictive as those contained herein.

(i)    The Borrower shall not assign or delegate any rights and duties hereunder or under any other Loan Document, without the prior written consent of each of the Administrative Agent and each of the Lenders (and any assignment or delegation without such prior written consent shall be null and void).

(j)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority, and this Section shall not apply to any such pledge or assignment of a security interest; provided, that, no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 10.05.    Expenses, Indemnity.

(a)    The Borrower agrees to pay all reasonable out-of-pocket expenses incurred by (i) the Administrative Agent and the Arrangers in connection with entering into this Agreement or any other Loan Document or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (including the reasonable fees, disbursements and other charges of a single counsel), or (ii) the Administrative Agent, the Arrangers or any Lender in connection with the enforcement of their rights in connection with this Agreement and any other Loan Document or in connection with the Loans made hereunder or thereunder, including the fees and disbursements of counsel for the Administrative Agent, the Arrangers and, in the case of enforcement, each Lender.

(b)    The Borrower agrees to indemnify the Administrative Agent, the Arrangers, each Lender, each of their Affiliates and the respective Related Parties of the foregoing (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable fees, disbursements and other charges of counsel, incurred by or asserted against any Indemnitee arising out of or in connection with (i) the consummation of the transactions contemplated by this Agreement (including the syndication of the credit facilities provided for herein), (ii) any Loan or the use of the proceeds therefrom or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and whether initiated against or by any party to this Agreement, any Affiliate of any of the foregoing or any third party (and regardless of whether any Indemnitee is a party thereto); provided, that, (x) such indemnity shall not, as to any Indemnitee, be available to the extent that a court of competent jurisdiction has determined by a final non-appealable judgment that such losses, claims, damages, liabilities or related expenses result from the gross negligence or willful misconduct of such Indemnitee and (y) such indemnity shall not apply to losses, claims, damages, liabilities or related expenses that result from disputes solely between Lenders.

(c)    To the fullest extent permitted by applicable law, the Borrower shall not assert, or permit any of its Affiliates or Related Parties to assert, and each hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet) or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof.

(d)    To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 10.05(a) or (b) to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party thereof, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentages (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided, that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this Section 10.05(d) are several and not joint. The failure of any Lender to make any payment pursuant to this Section 10.05(d) shall not relieve any other Lender of its corresponding obligation to do so, and no Lender shall be responsible for the failure of any other Lender to so make its payment pursuant to this Section 10.05(d).

(e)    All amounts due under this Section 10.05 shall be payable on written demand therefor.

SECTION 10.06.    Applicable Law. This Agreement and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby shall be governed by, and construed in accordance with, the law of the State of New York.

SECTION 10.07.    Waivers, Amendment.

(a)    No failure or delay of the Administrative Agent or any Lender in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies which they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure therefrom shall in any event be effective unless the same shall be permitted by Section 10.07(b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b)    Except as provided in Section 10.07(c), none of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or otherwise modified except pursuant to an agreement or agreements in writing entered into by, in the case of this Agreement, the Borrower, the Administrative Agent and the Required Lenders or, in the case of any other Loan Document, the Borrower and the Administrative Agent, with the consent of the Required Lenders; provided, that, no such agreement shall (i) decrease the principal amount of, or extend the scheduled maturity date of, or date for the payment of any interest on, any Loan, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan, in each case without the prior written consent of each Lender directly affected thereby, (ii) increase the amount of, or postpone the scheduled date of the expiration of, any Commitment, or decrease or extend the date for payment of the facility fees, or waive or excuse any such payment or any part thereof, without the prior written consent of each Lender directly affected thereby, (iii) amend or modify the provisions of Section 3.12 or Section 10.04(i), the provisions of this Section 10.07 or the definition of the “Required Lenders” without the prior written consent of each Lender or (iv) change the requirement that Loans by Lenders be made ratably in accordance with their respective applicable Commitments without the prior written consent of each Lender directly affected thereby; provided, further, that, that no such agreement shall waive, amend, modify or otherwise affect the rights or duties hereunder or under the other Loan Documents of the Administrative Agent without the prior written consent of the Administrative Agent.

(c)    Notwithstanding anything to the contrary in Section 10.07(b):

(i)    no consent with respect to any waiver, amendment or other modification of this Agreement or any other Loan Document shall be required of (A) any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in Sections 10.07(b)(i) or 10.07(b)(ii) and then only in the event such Defaulting Lender shall be affected by such amendment, waiver or other modification or (B) in the case of any waiver, amendment or other modification referred to in Section 10.07(b), any Lender that receives payment in full of the principal of and interest accrued on each Loan made by, and all other amounts owing to, such Lender or accrued for the account of such Lender under this Agreement and the other Loan Documents at the time such amendment, waiver or other modification becomes effective and whose Commitments terminate by the terms and upon the effectiveness of such amendment, waiver or other modification;

(ii)    the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto;

(iii)    this Agreement may be amended in a manner provided in Section 3.08(c); and

(iv)    any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, omission, mistake, defect or inconsistency so long as, in each case, the Lenders shall have received at least five Business Days prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment.

(d)    Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 10.07, and any consent by any Lender pursuant to this Section 10.07 shall bind any assignee of its rights and interests hereunder.

SECTION 10.08.    Entire Agreement. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or the Arrangers constitute the entire contract among the parties relative to the subject matter hereof. Any previous agreement among the parties not referred to in the immediately preceding sentence with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents, except that this Agreement and the other Loan Documents do not supersede any provision of any commitment letter or engagement letter entered into in connection herewith that by the express terms thereof survives the execution and delivery hereof. Nothing in this Agreement, expressed or implied, is intended to confer any rights, remedies, obligations or liabilities under or by reason of this Agreement upon any Person other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in Section 10.04(f)), the Arrangers and, to the extent expressly contemplated hereby, the Related Parties of any of the Administrative Agent, the Arrangers and the Lenders.

SECTION 10.09.    Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 10.10.    Counterparts; Electronic Execution.

(a)    This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective as provided in Section 10.03. Delivery of an executed counterpart of a signature page of this Agreement by fax, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)    The words “execution”, “signed”, “signature”, “delivery”, and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act; provided, that, notwithstanding anything contained herein to the contrary, the Administrative Agent shall not be under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it. Without limiting the generality of the foregoing, the Borrower hereby (i) agrees that, for all purposes, including in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and the Borrower, electronic images of this Agreement or any other Loan Documents (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (ii) waives any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto.

SECTION 10.11.    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 10.12.    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all of the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after such setoff and application made by such Lender, but the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section 10.12 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 10.13.    Jurisdiction: Consent to Service of Process.

(a)    The Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender or any Related Party of any of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto in any forum other than the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each party hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action, litigation or proceeding relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto against the Borrower or any of its properties in the courts of any jurisdiction.

(b)    Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any action, litigation or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto in any court referred to in Section 10.13(a). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action, litigation or proceeding in any such court.

(c)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 10.14.    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS

REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.14.

SECTION 10.15.    Confidentiality. The Administrative Agent and the Lenders expressly agrees, for the benefit of the Borrower and the Subsidiaries, to maintain the confidentiality of the Confidential Information (as defined below), except that Confidential Information may be disclosed (a) to its Affiliates, its auditors and its Related Parties, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential or shall be subject to a professional or employment obligation of confidentiality applying to such Confidential Information), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder and thereunder, (f) subject to an express agreement for the benefit of the Borrower and the Subsidiaries containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or to any direct or indirect counterparty to a Hedge Agreement or to any credit insurance provider relating to the Borrower or its Subsidiaries and their obligations (or, in each case, their respective advisors), (g) with the consent of the Borrower, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized ratings agency, (i) on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities provided for herein or (j) to the extent such Confidential Information (i) becomes publicly available other than as a result of a breach of this Section, (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower and the Subsidiaries or (iii) is independently developed by the Administrative Agent or any Lender without reference to the Confidential Information; provided, that, with respect to disclosures pursuant to clause (b) above (other than any such disclosure in connection with any routine compliance examination or examination of the financial condition of such Lender by such regulatory authority) and clause (c) above (unless prohibited by law or applicable court order), the Administrative Agent or such Lender, as the case may be, shall attempt to notify the Borrower of any request by any Governmental Authority or other Person for disclosure of such Confidential Information after receipt of such request, and if reasonable, practicable and permissible, before disclosure of such Confidential Information. For the purposes of this Section, “Confidential Information” shall mean all information, including material nonpublic information within the meaning of Regulation FD promulgated by the SEC (“Regulation FD”), received from the Borrower and the Subsidiaries relating to the Borrower and the Subsidiaries or their respective businesses, other than (x) any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower and the Subsidiaries and (y) information pertaining to this Agreement routinely provided by agents or arrangers to data service providers, including league table providers, that serve the lending industry; provided, that, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Confidential Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such Person customarily accords to its own confidential information. It is understood and agreed that the Borrower and the Subsidiaries and their respective Affiliates may rely upon this Section 10.15 for any purpose, including to comply with Regulation FD.

SECTION 10.16.    USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act and/or the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the requirements of the USA PATRIOT Act and the Beneficial Ownership Regulation, and the Borrower agrees to provide such information from time to time upon request to each Lender and the Administrative Agent.

SECTION 10.17.    No Fiduciary Relationship. The Borrower, on behalf of itself and its Affiliates, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrower and its Affiliates, on the one hand, and the Credit Parties and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Credit Parties or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications. The Credit Parties and their Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Credit Parties or their Affiliates has any obligation to disclose any of such interests to the Borrower or any of its Affiliates. To the fullest extent permitted by law, the Borrower hereby agrees not to assert any claims against any of the Administrative Agent, the Arrangers, the Lenders or their respective Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby and any communications in connection therewith.

SECTION 10.18.    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any of the parties hereto, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 10.19.    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate.

SECTION 10.20.    Acknowledgment Regarding any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC, a “Supported QFC”), the parties acknowledge and agree that, with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States), in the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ZIMMER BIOMET HOLDINGS, INC.

By:	/s/ Pradipto Bagchi
Name:	Pradipto Bagchi
Title:	Vice President and Treasurer

ZIMMER BIOMET HOLDINGS, INC.

CREDIT AGREEMENT

BANK OF AMERICA, N.A.,
as Administrative Agent

By:	/s/ Erik M. Truette
Name:	Erik M. Truette
Title:	Vice President

ZIMMER BIOMET HOLDINGS, INC.

CREDIT AGREEMENT

BANK OF AMERICA, N.A.,
as a Lender

By:	/s/ Darren Merten
Name:	Darren Merten
Title:	Director

ZIMMER BIOMET HOLDINGS, INC.

CREDIT AGREEMENT

BARCLAYS BANK PLC,
as a Lender

By:	/s/ Ronnie Glenn
Name:	Ronnie Glenn
Title:	Director

ZIMMER BIOMET HOLDINGS, INC.

CREDIT AGREEMENT

BNP PARIBAS,
as a Lender

By:	/s/ Brendan Heneghan
Name:	Brendan Heneghan
Title:	Director

By:	/s/ Karim Remtoula
Name:	Karim Remtoula
Title:	Vice President

ZIMMER BIOMET HOLDINGS, INC.

CREDIT AGREEMENT

CITIBANK, N.A.,
as a Lender

By:	/s/ Richard Rivera
Name:	Richard Rivera
Title:	Vice President

ZIMMER BIOMET HOLDINGS, INC.

CREDIT AGREEMENT

DNB CAPITAL LLC,
as a Lender

By:	/s/ Ahelia Singh
Name:	Ahelia Singh
Title:	Assistant Vice President

By:	/s/ Mita Zalavadia
Name:	Mita Zalavadia
Title:	Assistant Vice President

ZIMMER BIOMET HOLDINGS, INC.

CREDIT AGREEMENT

GOLDMAN SACHS BANK USA,
as a Lender

By:	/s/ Annie Carr
Name:	Annie Carr
Title:	Authorized Signatory

ZIMMER BIOMET HOLDINGS, INC.

CREDIT AGREEMENT

HSBC BANK USA, N.A.,
as a Lender

By:	/s/ Iain Stewart
Name:	Iain Stewart
Title:	Managing Director

ZIMMER BIOMET HOLDINGS, INC.

CREDIT AGREEMENT

JPMORGAN CHASE BANK, N.A.,
as a Lender

By:	/s/ Gregory T. Martin
Name:	Gregory T. Martin
Title:	Executive Director

ZIMMER BIOMET HOLDINGS, INC.

CREDIT AGREEMENT

MIZUHO BANK, LTD.,
as a Lender

By:	/s/ Tracy Rahn
Name:	Tracy Rahn
Title:	Executive Director

ZIMMER BIOMET HOLDINGS, INC.

CREDIT AGREEMENT

MUFG BANK, LTD.,
as a Lender

By:	/s/ David Meisner
Name:	David Meisner
Title:	Vice President

ZIMMER BIOMET HOLDINGS, INC.

CREDIT AGREEMENT

ROYAL BANK OF CANADA,
as a Lender

By:	/s/ Scott MacVicar
Scott MacVicar
Authorized Signatory

ZIMMER BIOMET HOLDINGS, INC.

CREDIT AGREEMENT

SUMITOMO MITSUI BANKING CORPORATION,
as a Lender

By:	/s/ Michael Maguire
Name:	Michael Maguire
Title:	Managing Director

ZIMMER BIOMET HOLDINGS, INC.

CREDIT AGREEMENT

TD BANK, N.A.,
as a Lender

By:	/s/ Vijay Prasad
Name:	Vijay Prasad
Title:	Senior Vice President

ZIMMER BIOMET HOLDINGS, INC.

CREDIT AGREEMENT

UNICREDIT BANK AG, NEW YORK BRANCH,
as a Lender

By:	/s/ Fabio Della Malva
Fabio Della Malva
Managing Director

By:	/s/ Laura Shelmerdine
Name:	Laura Shelmerdine
Title:	Associate Director

ZIMMER BIOMET HOLDINGS, INC.

CREDIT AGREEMENT

CREDIT SUISSE AG, NEW YORK BRANCH,
as a Lender

By:	/s/ Vipul Dhadda
Name:	Vipul Dhadda
Title:	Authorized Signatory

By:	/s/ Brady Bingham
Name:	Brady Bingham
Title:	Authorized Signatory

ZIMMER BIOMET HOLDINGS, INC.

CREDIT AGREEMENT

CREDIT SUISSE (SWITZERLAND), LTD.,
as a Lender

By:	/s/ Christophe Muller
Name:	Christophe Muller
Title:	Managing Director

By:	/s/ Bettina Fahrni
Name:	Bettina Fahrni
Title:	Assistant Vice President

ZIMMER BIOMET HOLDINGS, INC.

CREDIT AGREEMENT

DZ BANK AG
Deutsche Zentral-Genossenschaftsbank Frankfurt am Main New York Branch, as a Lender

By:	/s/ Oliver Hildenbrand
Name:	Oliver Hildenbrand
Title:	Director

By:	/s/ Harry Moreno
Name:	Harry Moreno
Title:	Senior Vice President

ZIMMER BIOMET HOLDINGS, INC.

CREDIT AGREEMENT

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Michael West
Name:	Michael West
Title:	Senior Vice President

ZIMMER BIOMET HOLDINGS, INC.

CREDIT AGREEMENT

LAKE CITY BANK,
as a Lender

By:	/s/ Michael E. Gavin
Name:	Michael E. Gavin
Title:	Executive Vice President, Credit Administration Officer, Credit Administration

ZIMMER BIOMET HOLDINGS, INC.

CREDIT AGREEMENT

ANNEX I

PRICING GRID

Pricing Category	Ratings (S&P/Moody’s)	Facility Fee Rate (in Basis Points)	Applicable Margin for Eurodollar Loans (in Basis Points)	Applicable Margin for ABR Loans (in Basis Points)
Category 1	A-/A3 or higher	15.0	135.0	35.0
Category 2	BBB+/Baa1	20.0	142.5	42.5
Category 3	BBB/Baa2	25.0	150.0	50.0
Category 4	BBB-/Baa3	30.0	157.5	57.5
Category 5	BB+/Ba1 or lower	35.0	190.0	90.0

The Applicable Margin and the facility fee rate in effect on any date shall be based on the Ratings (as defined below) in effect on such date. The ratings to be utilized for purposes of this Annex I are the public ratings assigned by the Rating Agencies to senior, unsecured long-term indebtedness for borrowed money of the Borrower that is not subject to any credit enhancement (the “Ratings”). The Rating by any Rating Agency in effect at any date is that in effect at the close of business on such date. The Borrower hereby agrees that at all times it shall maintain a Rating from either S&P or Moody’s. If a Rating is supplied by only one of S&P and Moody’s, then that single Rating shall be determinative. In the case of split Ratings from S&P and Moody’s, the Rating to be used to determine which pricing category applies shall be the higher of the two Ratings; provided, that, if the split is more than one full Category, the Category that is one below that applicable to the higher Rating shall be used (e.g. BBB+/Baa3 results in Category 3 and A-/Baa3 in Category 2). For purposes of the Pricing Grid, “Basis Point” shall mean 1/100th of 1%. Capitalized terms used but not otherwise defined in this Annex I have the meanings given to them in the Credit Agreement to which this Annex I is attached.